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                              TRANSACTION AGREEMENT

                                 BY AND BETWEEN

                               GALEN HOLDINGS PLC

                                       AND

                              WARNER CHILCOTT, PLC

                                   MAY 4, 2000
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                                TABLE OF CONTENTS

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                                                                           PAGE
ARTICLE I    THE ACQUISITION, INCLUDING THE SCHEME                           2

ARTICLE II   ADS EXCHANGE                                                    8

ARTICLE III  OPTIONS AND WARRANTS                                            8

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF WARNER                        9

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF GALEN                        22

ARTICLE VI   COVENANTS                                                      32

ARTICLE VII  CONDITIONS                                                     43

ARTICLE VIII TERMINATION; AMENDMENTS; WAIVER                                47

ARTICLE IX   MISCELLANEOUS                                                  50

ARTICLE X    DEFINITIONS                                                    53


                                      (i)
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                              TRANSACTION AGREEMENT

            This TRANSACTION AGREEMENT (this "Agreement") dated as of May 4, 2000 is entered into by Galen Holdings PLC, a Northern Ireland public limited company ("Galen"), and Warner Chilcott, PLC, an Irish public limited company ("Warner").

            WHEREAS, the respective Boards of Directors of Galen and Warner have approved the combination of the businesses of Galen and Warner on the terms and subject to the conditions set forth in this Agreement and the Scheme; and

            WHEREAS, Galen has received executed Employment Agreements in form and substance satisfactory to Galen;

            WHEREAS, such combination is proposed to be effected, subject to the sanction of the High Court of Ireland (the "Court"), by means of a scheme of arrangement in substantially the form attached hereto as Exhibit A (the "Scheme") under Section 201 of the Companies Act, 1963, of Ireland (the "Irish Companies Act"), whereby (i) all of the ordinary shares of US$0.05 each in the capital of Warner ("Warner Shares"), excluding any Warner Shares held by or on behalf of Galen or any Subsidiary of Galen (as more particularly described in the Scheme, "Scheme Shares"), will be cancelled in consideration for the issue to the holders of Scheme Shares of a number of new ordinary shares of 10p each in the capital of Galen ("Galen Shares") determined as set forth herein and (ii) the reserve arising on cancellation of the Scheme Shares will be applied to pay up in full an issue of new shares in Warner to Galen, such that Warner will become a wholly-owned subsidiary of Galen; and it is proposed that, in conjunction with the Scheme, certain amendments will be made to the Articles of Association of Warner (the "Amendments") so as to ensure that any Warner Shares issued after the Effective Time (as defined in the Scheme) other than to Galen or its nominee will be exchanged for Galen Shares on the same basis as under the Scheme, and that arrangements will be made under which Options (as defined herein) may be converted into options to acquire Galen Shares upon the terms and subject to the conditions set forth herein and in accordance with the relevant laws;

            WHEREAS, Warner has previously (i) deposited Warner Shares with The Bank of New York (the "Depositary") and (ii) caused the Depositary to issue American Depositary Shares, each representing one Warner Share (the "Warner ADS's") in respect thereof; and

            WHEREAS, Galen intends to (i) deposit Galen Shares with the Depositary and (ii) cause the Depositary to issue American Depositary Shares (the "Galen ADSs") in respect thereof; and

            WHEREAS, under the terms of the Scheme, holders of Scheme Shares (including the Scheme Shares represented by the Warner ADSs) will receive 2.5 Galen Shares for each Warner Share subject to adjustment as provided by the Scheme (as more particularly defined in the Scheme the "Per Share
Consideration"); and

            WHEREAS, the parties intend to enter into arrangements whereby holders of


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
Warner ADSs representing Scheme Shares will receive Galen ADSs in respect of the Per Share Consideration for such Scheme Shares; and

            WHEREAS, the Boards of Directors of Galen and Warner have approved the acquisition of Warner by Galen pursuant to the Scheme (the "Acquisition") and the other transactions contemplated hereby (collectively the "Transactions"), in accordance with the laws of Ireland ("Irish Law") and upon the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS under the terms of the Scheme all the issued Deferred Shares in the capital of Warner will be cancelled in consideration of the issue of one new Galen Share; and

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Warner to enter into this Agreement, certain shareholders of Galen have entered into shareholder agreements (each, a "Galen Shareholder Agreement") in the form attached hereto as Annex A, pursuant to which, among other things, such shareholders have agreed, pursuant to the terms thereof, to support, and vote their Galen Shares in favor of, the Transactions; and

            WHEREAS, Galen and Warner desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the implementation of the Scheme set forth herein; and

            WHEREAS, for U.S. federal income tax purposes, the parties expect that the Transactions will qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, certain capitalized terms used in this Agreement have the meaning as set forth or referred to in Article X hereof.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Galen and Warner agree as follows:

               ARTICLE I -- THE ACQUISITION, INCLUDING THE SCHEME

            SECTION 1.01 Implementation of the Scheme.

                  (a) Warner and Galen shall take all such steps and actions reasonably within their respective powers and shall prepare, execute, agree, settle, publish and/or announce (and use their reasonable best efforts to procure to be prepared, executed, agreed, settled, published and announced), all such documents as may be necessary or appropriate for the implementation of the Scheme and the Transactions in accordance with the terms and conditions of this Agreement and the requirements of applicable law, the United States Securities and Exchange Commission ("SEC"), the UK Listing Authority (as hereinafter defined), the London


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Stock Exchange ("LSE"), the Nasdaq National Market ("Nasdaq") and the Court. The
parties shall respectively use their reasonable best efforts to cause the Effective Date (as defined in the Scheme) to occur on or before August 31, 2000. Notwithstanding the foregoing, if the Effective Date does not occur on or before August 31, 2000, the parties shall use their respective reasonable best efforts to cause the Effective Date to occur as soon as practicable thereafter. In any event, the parties shall comply with any time limits which may be specified in the Final Court Order.

                  (b) (i) As promptly as practicable after the date of this Agreement, Warner shall prepare a Proxy Statement (the "Proxy Statement") complying with all requirements of applicable law, the Court and the SEC and without limitation containing:

                              (1) the text of the Scheme;

                              (2) an explanatory statement in relation to the
                        Scheme as required by Irish Law;

                              (3) a notice convening a meeting or meetings of
                        holders of Warner Shares pursuant to an order of the Court for the purpose of voting on the Scheme (such meetings, including any adjournment thereof, being the "Court Meeting");

                              (4) a notice convening an extraordinary general
                        meeting of Warner for the purpose of voting on a Special Resolution ("the Warner EGM Resolution") to approve the reduction and cancellation of capital of Warner (the "Capital Reduction") and creation and issue of new Warner Shares to Galen contemplated by the Scheme and the Amendments (such meeting, including any adjournment thereof, being the "Warner EGM");

                              (5) such other information as may be required by
                        the SEC, Nasdaq, the Court or applicable law.

                        (ii) Warner shall give Galen and its advisers all
                  reasonable opportunity to review and comment on drafts of and approve the final forms of drafts, and final forms of all documents to be filed with the Court, including those documents referred to in paragraph (b)(i) of this Section 1.01, prior to the filing thereof by Warner (such approval not to be unreasonably withheld or delayed) and will duly take account of any comments thereon made by Galen and its advisers. Warner shall consult with Galen regarding the conduct of all court proceedings and shall advise Galen's counsel of the dates of any hearings.

                  (c) Galen shall be represented in the Court by solicitors or counsel on


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the hearing of the Petition and any other hearings, and shall give such undertakings, subject to the Scheme becoming effective, as are required by the Court for the purposes of assuring the Court that Galen shall perform those acts which the Scheme provides that it shall perform.

                  (d) The Proxy Statement will set forth, and Warner hereby represents, that the Board of Directors of Warner (the "Warner Board") at a meeting duly called and held, has (i) determined that the Scheme is fair to and in the best interests of Warner and Warner Shareholders; and (ii) recommended approval by Warner Shareholders of the Scheme and the Warner EGM Resolution (such recommendation to the Warner Shareholders being referred to as the "Warner Board Recommendation" and references to the Warner Board Recommendation herein to include, where the context so allows, a recommendation against any proposed adjournment of the Court Meeting or the Warner EGM other than due to practical difficulties); provided, however, that the Warner Board recommendation may be withdrawn, modified or amended to the extent that the Warner Board determines in good faith, after taking due account of advice from its outside counsel as to legal matters and from its independent financial adviser as to financial matters, that its fiduciary duties would be likely to require it to do so. Warner further represents that Credit Suisse First Boston Corporation ("CSFB") has delivered to the Warner Board its written opinion to the effect that, as of the date thereof, the Per Share Consideration to be offered to the holders of Warner Shares and Warner ADSs (other than Galen and its affiliates) pursuant to the Scheme is fair to such holders from a financial point of view.

                  (e) On the terms and subject to the conditions of this Agreement, Warner shall promptly take or cause to be taken such steps as are within its power and necessary or reasonably required to implement the Scheme, including the following:

                        (i) Warner shall issue proceedings requesting the Court
                  to order that the Court Meeting be convened;

                        (ii) upon the giving by the Court of any directions in
                  that respect, and the Proxy Statement and related forms of proxy for use at the Court Meeting and the Warner EGM being approved (to the extent required) by the Court, Warner shall, in accordance with the directions of the Court, promptly dispatch the Proxy Statement and proxy forms to the Warner Shareholders and thereafter publish and/or post the requisite advertisements and such other documents and information as the Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable law;

                        (iii) (subject to the attendance of a quorum) Warner
                  shall hold the Court Meeting and the Warner EGM and, provided the necessary resolutions are duly passed at such meetings (by the requisite votes required under Section 201(3) of the Irish Companies Act ("Section 201"), in the case of the Court Meeting) promptly after such vote has been taken present a petition or petitions (the "Petition") and issue a notice of motion


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                  for directions and file any grounding affidavits required
                  requesting the Court to issue directions in relation to the date to be fixed for the hearing of the Petition and for an order of the Court directing the manner of advertisement of the hearing of the Petition and for such further and other orders as the Court deems fit. Warner shall as soon as practicable thereafter proceed with the Petition for the purpose of obtaining an order or orders of the Court (the "Final Court Order") sanctioning the Scheme and confirming the Capital Reduction; and

                        (iv) within three business days after the perfection of
                  the Final Court Order, Warner shall cause a copy of the Final Court Order and the minute required by Section 75 of the Irish Companies Act to be duly delivered to the Registrar of Companies in Ireland and obtain from such Registrar a certificate of registration in relation to the Capital Reduction.

                  (f) Warner hereby represents and warrants to Galen that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws, and on the date filed with the SEC, on the date first published, sent or given to Warner's stockholders and on the date of the Warner EGM, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that for the purposes of this Agreement Warner makes no representation or warranty with respect to any information concerning Galen and its Subsidiaries supplied by Galen for inclusion in the Proxy Statement). Warner and Galen agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and Warner further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of the Warner Shares, in each case, as and to the extent required by applicable federal securities law.

                  (g) As promptly as practicable after the date hereof, Galen and Warner shall prepare and file with the SEC (i) either a "no action" request letter seeking an exemption from the registration requirements of the Securities Act with respect to Galen Shares to be issued under the Scheme or (ii) at Galen's discretion or in the event that a "no action" request letter is denied or withdrawn a registration statement meeting, in all material respects, the requirements of Form F-4 under the Securities Act, in which the Proxy Statement will be included as part of a proxy statement/prospectus (in substantially the form mailed to Warner's shareholders, the "PS/P") and in either case any other documents required or mutually agreed by Galen and Warner to be necessary to discharge their respective obligations under United States and Irish securities laws, in connection with the Transactions. Galen hereby represents and warrants that the PS/P shall not include any untrue statement (provided that for the purposes of this Agreement Galen makes no representation or warranty with respect to any information concerning Warner and its subsidiaries supplied by Warner) of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the


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circumstances under which they are made, not misleading. The written statements supplied by Warner specifically for inclusion in the PS/P shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Galen and Warner shall use all commercially reasonable efforts to have such Form F-4 declared effective under the Securities Act as promptly as practicable after filing. Galen shall also take any action required to be taken under any applicable provincial or state securities laws (including United States "Blue Sky" laws) in connection with the issuance of the Galen Shares in the Acquisition; provided, however, that neither Galen nor Warner shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject.

                  (h) Each of Warner and Galen shall use its reasonable best efforts to cause all conditions precedent set forth herein to be fulfilled and to avoid the occurrence of, or cure, any event which may prevent such conditions precedent set forth herein from being fulfilled.

            SECTION 1.02 Additional Actions and Undertakings.

                  (a) Galen agrees to be bound by, and allot and issue Galen Shares pursuant to, the Scheme upon its becoming effective and upon and subject to the terms and conditions of this Agreement to cooperate fully with Warner in providing such information and executing such documents and taking such other actions reasonably within Galen's power as may be necessary or desirable for the purpose of giving effect to the Scheme.

                  (b) As promptly as practicable following the date of this Agreement, Galen shall file with the SEC a registration statement on Form 20-F (the "Registration Statement") under the U.S. Securities Exchange Act of 1934 (the "Exchange Act"). Galen hereby represents and warrants to Warner that the Registration Statement and all information concerning Galen and its Subsidiaries supplied by Galen for inclusion in the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws, and on the date filed with the SEC, on the date first published, sent or given to Warner Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that for the purposes of this Agreement Galen makes no representation or warranty with respect to any information concerning Warner and its Subsidiaries supplied by Warner for inclusion in the Registration Statement). Each of Galen and Warner agrees promptly to correct any information provided by it for use in the Proxy Statement or the Registration Statement, if and to the extent that it shall have become false or misleading in any material respect and Galen further agrees to take all steps necessary to cause the Registration Statement as so corrected to be filed with the SEC, in each case, as and to the extent required by applicable federal securities laws.

                  (c) Galen shall, as soon as practicable after the date of this Agreement


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and in accordance with applicable law and regulations, including without limitation the listing rules made pursuant to the Financial Services Act 1986 (the "Listing Rules"):

                        (i) duly convene and hold an extraordinary general
                  meeting (such meeting, including any adjournment thereof, being the "Galen Meeting") of holders of Galen Shares (the "Galen Shareholders"), for the purpose of considering and voting upon (among other things) an ordinary resolution to (A) approve this Agreement and the Transactions; (B) increase the authorized share capital of Galen to create additional Galen Shares; and (C) authorize the directors of Galen to allot Galen Shares pursuant to the Scheme and the Transactions and to take such other actions, if any, as may be necessary to give effect to this Agreement, the Scheme and the Transactions (the passing of such a resolution by a majority of the votes cast at the Galen Meeting being referred to in this Agreement as the "Galen Shareholder Approval");

                        (ii) prepare and submit to the competent authority for
                  listing in the United Kingdom for purposes of Part IV of the Financial Services Act 1986 (the "UK Listing Authority" or "UKLA") for approval a document or documents comprising (A) a class one circular to Galen Shareholders (or such other document as may be required by the UKLA), including a notice convening the Galen Meeting and (B) listing particulars in respect of the new Galen Shares to be issued pursuant to the Scheme, in each case containing all information required by applicable law and the Listing Rules (such document or documents collectively the "Listing Particulars");

                        (iii) give Warner and its advisers all reasonable
                  opportunity to review and comment on drafts of the Listing Particulars before such drafts are submitted to the UKLA, duly take account of any comments made thereon in relation to information on Warner and in relation to the Transactions and, to the extent reasonably practicable, provide copies of comments from the UKLA thereon to Warner and its advisers as soon as practicable after the same are received;

                        (iv) subject to final approval by the UKLA, procure that
                  the Listing Particulars are duly delivered to the Registrar of Companies in Northern Ireland, published in accordance with applicable law and the Listing Rules and dispatched to Galen Shareholders in a manner sufficient to give lawful notice of the Galen Meeting;

                        (v) apply for admission of the Galen Shares to be issued
                  pursuant to the Transactions to trading on the LSE in accordance with the LSE's Admission and Disclosure Standards for Listed Companies, or other relevant requirements, as applicable.


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Without prejudice to any right it may have to terminate this Agreement, Galen shall, if necessary under applicable law and the Listing Rules, promptly publish supplementary Listing Particulars and, if required by the UKLA or the LSE or applicable law, re-solicit votes of Galen Shareholders in support of the Transactions. The provisions of paragraphs (c)(ii) to (iv) above shall apply in the same manner in relation to any supplementary listing particulars and for purposes of this Agreement references to the Listing Particulars shall where appropriate include any such supplementary listing particulars.

                  (d) Galen shall include in the Listing Particulars the recommendation of the Board of Directors of Galen (the "Galen Board") to Galen Shareholders to vote in favor of the resolutions to be proposed at the Galen Meeting referred to in Section 1.02(c)(i) (such recommendation to the Galen Shareholders being referred to as the "Galen Board Recommendation" and references to the Galen Board Recommendation herein to include, where the context so allows, a recommendation against any proposed adjournment of the Court Meeting or the Galen EGM other than due to practical difficulties); provided, however, that such recommendation may be withdrawn, modified or amended to the extent the Galen Board determines, in good faith, after taking due account of advice from its outside counsel as to legal matters and from its independent financial advisers as to financial matters, that its fiduciary duties would be likely to require it to do so.

                  (e) Warner shall cooperate with Galen in the preparation of the Listing Particulars and provide in a timely manner such information about Warner and its subsidiaries and the directors, employees, business, prospects and finances thereof as may be necessary or reasonably requested in connection therewith.

                           ARTICLE II -- ADS EXCHANGE

Prior to the posting of the Proxy Statement to Warner Shareholders, Warner and Galen shall, so far as lies within their respective powers, take such actions and enter into such agreements or arrangements with the Depositary, on terms reasonably satisfactory to Warner and Galen, as may be necessary or appropriate to provide for holders of Warner ADSs to receive (at no additional cost to such holders) whole Galen ADSs representing (as nearly as practicable) the number of Galen Shares comprised in the consideration received by the Depositary in respect of the Scheme Shares represented by their Warner ADSs in accordance with reasonable and customary exchange procedures for securities traded on Nasdaq.

                       ARTICLE III -- OPTIONS AND WARRANTS

            SECTION 3.01. Warner and Galen shall use their respective reasonable best efforts to implement arrangements whereby each and every option and warrant to purchase Warner Shares granted under the Warner Option Plan or pursuant to any other arrangement adopted by the Warner Board to provide options, warrants or other rights to acquire share capital of Warner (in any such case an "Option") which is outstanding prior to the Effective Time shall be adjusted or otherwise modified so as to become, with effect from the Effective Time, an


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option, warrant or other such right as aforesaid to acquire such number of Galen
Shares (a "Substitute Option") at such exercise price per Galen Share as shall be determined by applying the following formulae:

Every one Warner share subject to an Option immediately prior to the Effective Time shall be multiplied by the Per Share Consideration (rounded down to the nearest whole number, if necessary) and the exercise price per Warner Share immediately prior to the Effective Time shall be divided by the Per Share Consideration (rounded up to the nearest cent) and except as provided above in this Section 3.01, each Substitute Option shall after the Effective Time continue to be subject to the provisions of the Warner Option Plan and shall be exercisable upon the same terms and conditions as were applicable under the Warner Option Plan immediately prior to the Effective Time. It is the intention of the parties that the above formulae shall be applied in a manner consistent with Section 424(a) of the Code. Galen shall take all corporate action necessary to reserve for issuance a sufficient number of Galen Shares for delivery upon exercise of Substitute Options. Promptly following the Effective Time, Galen shall file a registration statement on Form S-8 or another appropriate form with respect to the Galen Shares subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Transactions will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, to the extent that the arrangements referred to in Section
3.01 are implemented Galen shall cause its Board of Directors to specifically approve the transactions in this Article III and shall administer options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Warner Option Plan complied with such rule prior to the Transactions.

            SECTION 3.02. Warner shall procure that no amendments shall be made to the Warner Option Plan other than as reasonably necessary to effect the provisions of Section 3.01 above.


             ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF WARNER

            Except as disclosed in the letter delivered to Galen concurrently herewith and designated therein as the Warner Disclosure Letter (the "Warner Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, and except as disclosed in the Warner SEC Documents, Warner hereby represents and warrants to Galen as follows:

            SECTION 4.01 Corporate Organization.

                  (a) Warner is a public limited company duly incorporated and validly existing under the laws of Ireland. Warner has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business


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conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or is not likely to have with due regard to all circumstances a Material Adverse Effect on Warner. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Galen or Warner, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Galen or Warner, as the case may be (either alone or through or together with any other Subsidiary), (A) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, (B) is a general partner, trustee or other entity or person performing similar functions or (C) has control (as defined in Rule 405 under the Securities Act). For all purposes of this Agreement, a "wholly-owned Subsidiary" shall be deemed to include those entities which, for regulatory or other local law purposes, have issued nominal ownership interests to persons other than Warner or Galen or their respective Subsidiaries. True and complete copies of the Memorandum and Articles of Association (the "Warner Memorandum and Articles") of Warner, as in effect as of the date of this Agreement, have previously been made available by Warner to Galen.

                  (b) The only Subsidiaries of Warner are those listed in
Section 4.01(b) of the Warner Disclosure Letter. Each Warner Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or be likely to have a Material Adverse Effect on Warner and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                  (c) Save as disclosed in Section 4.01(c) of the Warner Disclosure Letter the minute books of Warner are fully up-to-date and accurately reflect in all material respects all material corporate actions held or taken since January 1, 1999 of its shareholders and Board of Directors (including committees of the Board of Directors of Warner).

            SECTION 4.02   Capitalization.

                  (a) The authorized share capital of Warner consists of 50,000,000 shares of Warner Shares, of which, as of April 30, 2000, 12,391,827 shares were issued and outstanding and (ii) 30,000 Deferred Shares, par value one Irish punt per share, of Warner (the "Warner Deferred Shares"), all of which, as of April 30, 2000, were designated, issued and outstanding. All of the issued and outstanding Warner Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of April 30, 2000, except pursuant to the terms of


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options issued pursuant to the Warner Incentive Share Option Scheme (the "Warner
Option Plan") and Options and Warrants listed in Section 4.02 of the Warner Disclosure Letter, Warner does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, transfer, sale or issuance of any Warner Shares or any other equity securities of Warner or any securities representing the right to purchase or otherwise receive any Warner Shares or Warner Deferred Shares. As of April 30, 2000, no Warner Shares are reserved for issuance, except for 1,573,707 Warner Shares reserved for issuance upon exercise of share options granted pursuant to the Warner Option Plan (the "Warner Stock Options") and the 2,619,023 Warner Shares reserved for issuance under the Warrants described in
Section 4.02 of the Warner Disclosure Letter. Save as referred to in Section
4.02 of the Warner Disclosure Letter since December 31, 1999, Warner has not issued any shares in its capital or any securities convertible into or exercisable for any shares in its capital, other than pursuant to the exercise of Warner Stock Options granted prior to such date.

                  (b) Warner owns, directly or indirectly, all of the issued and outstanding shares in its capital or other equity ownership interests of each of the Warner Subsidiaries as set forth in Section 4.02(b) of the Warner Disclosure Letter, free and clear of any Liens other than as set forth in Section 4.02(b) of the Warner Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Warner Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares in its capital or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares in its capital or any other equity security of such Subsidiary.

            SECTION 4.03   Authority; No Violation.

                  (a) Subject to passing of the resolutions to be proposed at the Court Meeting and the Warner EGM and to the issue of the Final Court Order and registration thereof by the Registrar of Companies in Ireland, Warner has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no other corporate proceedings on the part of Warner are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. Without prejudice to any other provisions of this Agreement, the consummation of the transactions contemplated hereby has been duly and validly approved and declared advisable by the Warner Board. This Agreement has been duly and validly executed and delivered by Warner and (assuming due authorization, execution and delivery by Galen of this Agreement) constitutes a valid and binding obligation of Warner, enforceable against Warner in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Warner nor the consummation by Warner of the transactions contemplated hereby, nor compliance by Warner with any of the terms or provisions hereof, will (i) violate any provision of the Warner Memorandum and Articles or similar bylaw/organizational documents of its Subsidiaries or (ii) assuming that the consents and approvals, filings or waiting times referred to in Section 4.04 are duly obtained, made or elapsed respectively (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Warner or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Warner or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement, instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any license, lease or any other agreement or instrument ("Material Agreement") to which Warner or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and is not likely to have a Material Adverse Effect on Warner.

            SECTION 4.04 Consents and Approvals. Except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) for the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State and Foreign Approvals"), (iii) in connection with applicable requirements of the Mergers Act, (iv) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or Nasdaq in connection with the issuance or listing of the shares of Galen Shares pursuant to this Agreement,
(v) for the approval of this Agreement by the requisite vote of the shareholders of Galen, (vi) in connection, or in compliance, with the Securities Act or Exchange Act, and (vii) the passing of the resolutions to be proposed at the Court Meeting and the Warner EGM and the issue of the Final Court Order and registration thereof by the Registrar of Companies in Ireland, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(A) the execution and delivery by Warner of this Agreement and (B) the consummation by Warner of the Transaction and the other transactions contemplated by this Agreement, failure at which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Warner or impair or delay the ability of either party to consummate the Transactions contemplated hereby.

            SECTION 4.05 SEC Documents and Other Reports. Warner has filed all required documents with the SEC since January 1, 1999 (the "Warner SEC Documents"). As of their respective dates, the Warner SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Warner SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of

Warner included in the Warner SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles "U.S. GAAP") (except, in the case of the unaudited statements, as permitted by Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Warner and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Warner SEC Documents or as required by U.S. GAAP, Warner has not, since December 31, 1999, made any change in the accounting practices or policies applied in the preparation of its financial statements.

            SECTION 4.06   Registration Statement; Listing Particulars

                   (a) None of the information supplied or to be supplied by Warner for inclusion or incorporation by reference in the Registration Statement at the time it becomes effective under the Exchange Act, or the Registration Statement on Form F-4 (if filed) at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                  (b) All the information supplied or to be supplied by Warner for inclusion in the Listing Particulars (and any supplementary listing particulars required to be published) on the date the Listing Particulars (or, if applicable, supplementary listing particulars) are first mailed to shareholders of Galen and at the time of the Galen Meeting to vote on the approval of the Transactions will be true and accurate in all material respects, will not be misleading in any material respect, and will not omit any information known or which could on reasonable enquiry have been known to the directors of Warner the omission of which would make them misleading in any material respect.

            SECTION 4.07 Absence of Certain Changes or Events. Except as disclosed in the Warner SEC Documents filed prior to the date of this Agreement or in Section 4.07 of the Warner Disclosure Letter and except for the Transactions, since December 31, 1999, (A) Warner and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have a Material Adverse Effect on Warner, (B) Warner and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have or is likely to have a Material Adverse Effect on Warner, (C) there has been no change in the capital stock of Warner and no dividend or distribution of any kind declared, paid or made by Warner on any class of its stock, (D) there has not been (y) any granting by Warner or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry or purported entry by Warner or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) Warner and its Subsidiaries have not prepared or filed any Tax Return (as defined in Section 4.09) inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on Warner, nor any development that would, individually or in the aggregate, have or be likely to have a Material Adverse Effect on Warner. Set forth in Section 4.07 of the Warner Disclosure Letter is a description of any material changes, between December 31, 1999 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of Warner and its Subsidiaries as described in Warner's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC (other than any changes in, or the incurrence of, indebtedness of Warner or any of its Subsidiaries with a principal amount not in excess of US$1,000,000).

            SECTION 4.08 Permits and Compliance. Each of Warner and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for Warner or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Warner Permits"), except where the failure to have any of the Warner Permits would not, individually or in the aggregate, have or be likely to have a Material Adverse Effect on Warner, and, as of the date of this Agreement, no suspension or cancellation of any of the Warner Permits is pending or, to the Knowledge of Warner, threatened, except where the suspension or cancellation of any of the Warner Permits, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner. Neither Warner nor any of its Subsidiaries is in violation of (i) its charter, by-laws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Warner or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner. "Knowledge of Warner" means the knowledge (after reasonable investigation) of Roger Boissoneault, Paul Herendeen, Beth Hecht or Norma Enders.

            SECTION 4.09 Tax Matters. Except as otherwise set forth in Section
4.09 of the Warner Disclosure Letter, (i) Warner and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and to the Knowledge of Warner such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested and any such contests do not contemplate payment of Taxes in excess of US$100,000 (in aggregate), (iii) Warner and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner; (iv) neither Warner nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) no issues have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of Warner, the representations set forth in the proposed form of the Warner tax certificate provided by Warner to Galen, if made on the date hereof (assuming the Acquisition were consummated on the date hereof), would be true and correct. Warner has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period (relative to the Closing) specified in Code Section 897(c)(1)(A)(ii). For purposes of this Agreement, "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            SECTION 4.10 Actions and Proceedings. Except as set forth in the Warner SEC Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Warner or any of its Subsidiaries, or against or involving any of the directors, officers or employees of Warner or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Warner Plan that, individually or in the aggregate, would have or be likely to have a Material Adverse Effect on Warner. Except as set forth in
Section 4.10 of the Warner Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Warner, threatened against or involving Warner or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any Warner Plan that, individually or in the aggregate, would have or be likely to have a Material Adverse Effect on Warner. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Warner, threatened against or affecting Warner or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement which would have a Material Adverse Effect on Warner.

            SECTION 4.11 Certain Agreements. Except as set forth in Section 4.11 of the Warner Disclosure Letter: (i) neither Warner nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this

Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement; and (ii) no holder of any option to purchase Warner Shares, or Warner Shares granted in connection with the performance of services for Warner or its Subsidiaries, is or will be entitled to receive cash from Warner or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

            SECTION 4.12   ERISA.

                  (a) Section 4.12(a)(X) of Warner Disclosure Letter contains a list of each Warner Plan. With respect to each Warner Plan, Warner has made available to Galen a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Warner Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such Warner Plan, (iv) the most recent summary plan description for each Warner Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Warner Plan subject to Title IV of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder ("ERISA"), (vi) the most recent determination letter, if any, issued by the IRS with respect to any Warner Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each Warner Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, except any failure to comply as would not have or be likely to have, individually or in the aggregate, a Material Adverse Effect on Warner. Except as set forth in Section 2.12(a)(Y) of the Warner Disclosure Letter, (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any Warner Plan which could result in liability to Warner, (ii) neither Warner nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Warner Multiemployer Plan (as hereinafter defined) at any time or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Warner Plan subject to Title IV of ERISA.

                  (b) There has been no failure to make any contribution or pay any amount due to any Warner Plan as required by Section 412 of the Code,
Section 302 of ERISA, or the terms of any such Plan, and no Warner Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                  (c) With respect to Warner Plans, no event has occurred and, to the Knowledge of Warner, there exists no condition or set of circumstances in connection with which Warner or any of its ERISA Affiliates would be subject to any liability under the terms of such Warner Plans, ERISA, the Code or any other applicable law which has had, or would have or be likely to have, individually or in the aggregate, a Material Adverse Effect on Warner. Except as listed on
Section 2.12(c) of the Warner Disclosure Letter, all Warner Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on Section 2.12(c) of the Warner Disclosure Letter, to the Knowledge of Warner there is no reason why any Warner Plan is not so qualified in operation. Neither Warner nor any of its ERISA Affiliates has been notified by any Warner Multiemployer Plan that such Warner Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Warner Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of ERISA. To the Knowledge of Warner, neither the termination of any Warner Multiemployer Plan nor the complete or partial withdrawal by Warner or any of its ERISA Affiliates from any Warner Multiemployer Plan would result in any liability of Warner or any of its ERISA Affiliates that would have or be likely to have, individually or in the aggregate, a Material Adverse Effect on Warner. Except as set forth in Section 2.12(c) of the Warner Disclosure Letter, neither Warner nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by
(i) Part 6 of Title I of ERISA or (ii) the laws of a jurisdiction outside the United States.

                  (d) As used in this Agreement, (i) "Warner Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Warner Multiemployer Plan (as hereinafter defined))), "Welfare Plan" means a welfare plan as defined in Section 3(1) of ERISA, or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by Warner or any of its ERISA Affiliates or as to which Warner or any of its ERISA Affiliates or otherwise may have any liability, whether or not covered by ERISA (other than a Warner Ex-U.S. Pension Plan (as hereinafter defined)), (ii) "Warner Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Warner or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is under common control, or otherwise would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                  (e) Section 4.12(e) of the Warner Disclosure Letter contains a list of each Warner Ex-U.S. Pension Plan (as hereinafter defined) and Warner has provided to Galen a copy of any written plan document. Except as would not have, nor be likely to have, individually or in the aggregate, a Material Adverse Effect on Warner, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded Warner Ex-U.S. Pension Plan or arrangement equals or exceeds the value of the accrued benefits. As used in this Agreement, the term "Warner Ex-U.S. Pension Plan" shall mean any arrangement (other than a Warner Plan) providing retirement pension benefits that is established or maintained by Warner or any Subsidiary for the benefit of employees who are or were employed outside the United States.

                  (f) Section 4.12(f) of the Warner Disclosure Letter contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of Warner and each ERISA Affiliate, (ii) severance programs and policies of Warner with or relating to its employees and (iii) plans, programs, agreements and other arrangements of Warner with or relating to its employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of US$100,000. Warner has provided to Galen a true and complete copy of each of the foregoing.

            SECTION 4.13 Labor Matters. Except as disclosed in Section 4.13 of the Warner Disclosure Letter, neither Warner nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Warner or any of its Subsidiaries as an exclusive bargaining representative for employees of Warner or any of its Subsidiaries. Neither Warner nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Warner, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have or be likely to have a Material Adverse Effect on Warner.

            SECTION 4.14 Intellectual Property. Except as set forth in Section
4.14 of the Warner Disclosure Letter, Warner and its Subsidiaries own or have a valid, enforceable right to use free from any encumbrances, other than those that would not have or be likely to have a Material Adverse Effect on Warner, all patents, patent applications, patent disclosure, patent rights, trademarks, trade names, service marks, trade secrets, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), design rights, database rights, copyrights, inventions, know-how, confidential information processes, procedures, customer and supplier lists, computer data, databases, documentation and software (including but not limited to source code and executable code), domain names, applications for registration or registrations of any of the foregoing and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") necessary to conduct the business of Warner and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner. Except as set forth in Section 4.14 of the Warner Disclosure Letter, neither Warner nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a or be likely to have Material Adverse Effect on Warner. Neither Warner nor its Subsidiaries are aware of any infringement or misappropriation by any person with respect to the Intellectual Property Rights owned or used by Warner or its Subsidiaries other than any such infringement or misappropriation that would not have or be likely to have a Material Adverse Effect on Warner. All Intellectual Property Rights owned or used by Warner or its Subsidiaries as of the date hereof will be owned or available for use by Warner and its Subsidiaries on terms and conditions immediately following the Effective Date that are not materially different from those existing prior to the Effective Date.

            SECTION 4.15 Environmental and Safety Matters.

                  (a) Except as set forth in Section 4.15 of the Warner Disclosure Letter, the operations of Warner and Subsidiaries have complied and are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and relating to the protection, regulation or clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Warner. To the best of Warner's Knowledge with respect to properties and assets of Warner including any previously owned, leased or operated properties or assets, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Warner or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws or Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Warner.

                  (b) Except as set forth in Section 4.15 of the Warner Disclosure Letter, Warner and its Subsidiaries have not caused or permitted so far as Warner is aware any property or asset including any previously owned property or asset, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Warner. Warner and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Warner.

                  (c) With respect to Warner, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for transfer of permits under Environment Laws or Worker Safety Laws site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to any transfer of permits under Environment Laws or Workers Safety Laws Environmental Laws or contract, other than any such obligations that, individually or in the aggregate, would not have a Material Adverse Effect on Warner.

                  (d) This Section sets forth the sole representations and warranties of Warner with respect to all matters arising under Environmental Laws and Worker Safety Laws.

            SECTION 4.16 Insurance. Warner and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

            SECTION 4.17 Opinion of Financial Advisor. Warner has received the written opinion of CSFB to the effect that, as of the date thereof, the consideration to be offered to the holders of Warner Shares and Warner ADSs (other than Galen and its affiliates) pursuant to the Scheme is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Galen.

            SECTION 4.18 Broker's Fees. Except as set forth in the engagement letter agreement between Warner and CSFB, a true and complete copy of which has previously been provided to Galen, neither Warner nor any Warner Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Transactions or related transactions contemplated by this Agreement.

            SECTION 4.19 Real Property.

                  (a) Section 4.19(a) of the Warner Disclosure Letter lists each material parcel of real property owned by Warner or any of its Subsidiaries (the "Warner Owned Property"). Warner or its applicable Subsidiary has good and marketable fee simple title in and to all of the Warner Owned Property, subject to no Liens that would have a Material Adverse Effect on Warner or materially impair Warner's rights to or ability to use any such property, except as described on Section 4.19(a) of the Warner Disclosure Letter ("Permitted Liens"). Except as set forth in Schedule 4.19(a) of the Warner Disclosure Letter, (i) Warner or any of its Subsidiaries has not leased or otherwise granted to any Person the right to use or occupy such Warner Owned Property or any portion thereof; (ii) other than the right of Galen pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Warner Owned Property or any portion thereof or interest therein, and (iii) Warner or Subsidiary is not a party to any agreement or option to purchase any real property or interest therein relating to the business of Warner.

            The term "Permitted Liens" shall mean with respect to each owned real property and leased property of either Warner or Galen ("Real Property"): (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Effective Time or which are being contested by appropriate proceedings; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect on the business or which are being contested by appropriate proceedings; (C) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business or any violation of which would not have a material adverse effect on the business; (D) easements, covenants, conditions, restrictions and other similar matters affecting title to such Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the business.

                  (b) Section 4.19(b) of the Warner Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Warner Leases") for real property (the "Warner Leased Property"; the Warner Owned Property and the Warner Leased Property collectively the "Warner Real Property") to which Warner or any of its Subsidiaries is a party. Warner or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Warner Leased Property, subject to no Liens except Permitted Liens as described in
Section 4.19(b) of the Warner Disclosure Letter. Each Warner Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Warner Lease in any case, that would have a Material Adverse Effect on Warner or materially impair Warner's rights to or ability to use any such property. Warner has previously delivered to Galen true and complete copies of all the Warner Leases. Except as described on Section 4.19(b) of the Warner Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any Warner Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on Warner or materially impair Warner's rights to or ability to use any such property.

                  (c) Real Property Used in The Business. The Warner Owned Property identified in Schedule 4.19(a) and the Warner Leased Property identified in Schedule 4.19(b) comprise all of the real property used or intended to be used in, or otherwise related to, the Warner business.

            SECTION 4.20 Material Contracts. There have been made available to Galen, its affiliates and their representatives true and complete copies of all of the following contracts to which Warner or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Warner Material Contracts"): (i) contracts with any current officer or director of Warner or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of Warner or any of its

Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of Warner or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Warner or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements contracts or instruments which, in the reasonable opinion of Warner, are material to Warner or any of its Subsidiaries. Except as set forth in Section 4.20 of the Warner Disclosure Letter or as would not have or be likely to have a Material Adverse Effect on Warner, all of the Warner Material Contracts are in full force and effect and are the legal, valid and binding obligation of Warner or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 4.20 of the Warner Disclosure Letter, neither Warner nor any Subsidiary is in default in any material respect under any Warner Material Contract nor, to the Knowledge of Warner, is any other party to any Warner Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect on Warner.

            SECTION 4.21 Compliance with Laws. Warner has conducted its business and operations in compliance with, and obtained all permits, licenses and other authorizations required under, all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (foreign, federal, state and local) (collectively "Laws") including, where applicable, all requirements imposed by the U.S. Food and Drug Administration (the "FDA"), except for such non-compliance which Warner does not reasonably expect would have or would be likely to have a Material Adverse Effect. To the Knowledge of Warner, Warner has not within the past 24 months received written notice of any non-compliance with respect to, or potential liability under, any Laws, which has not been satisfied or otherwise resolved, and there are no circumstances to the Knowledge of Warner which are reasonably likely to give rise to any such non-compliance except for such non-compliance which Warner does not reasonably expect would have a Material Adverse Effect.


            SECTION 4.22 Warner Approvals. The approval of the Scheme by Warner Shareholders at the Court Meeting and the passing of the Warner EGM Resolution and the sanction of the Scheme by the Court are the only actions required by law, the Warner Memorandum and Articles or otherwise in order for Warner to consummate the Transactions and the other transactions contemplated by this Agreement.

              ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF GALEN

            Except as disclosed in the letter delivered to Warner concurrently herewith and designated therein as the Galen Disclosure Letter (the "Galen Disclosure Letter"), in each case with specific reference to the Section to which exception is taken, and except as disclosed in the Galen Public Documents Galen hereby represents and warrants to Warner as follows:

            SECTION 5.01 Corporate Organization.

                  (a) Galen is a public limited company duly incorporated and validly existing under the laws of Northern Ireland. Galen has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or is not likely to have with due regard to all circumstances a Material Adverse Effect on Galen. True and complete copies of the Memorandum and Articles of Association (the "Galen Memorandum and Articles") of Galen, as in effect as of the date of this Agreement, have previously been made available by Galen to Warner.

                  (b) The only Subsidiaries of Warner or those listed in Section 6.01(b) of the Galen Disclosure Letter. Each Galen Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or would be likely to have a Material Adverse Effect on Galen and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                  (c) The minute books of Galen are fully up-to-date and accurately reflect in all material respects all material corporate actions held or taken since January 1, 1999 of its shareholders and Board of Directors (including committees of the Board of Directors of Galen).

            SECTION 5.02   Capitalization.

                  (a) The authorized share capital of Galen consists of (i) 170,000,000 Galen Shares, of which, as of the date hereof, 127,266,652 shares are issued and outstanding. All of the issued and outstanding Galen Shares have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options granted pursuant to the Galen Approved Executive Share Option Scheme, the Galen Unapproved Executive Share Option Scheme, the Galen Savings Related Share Option Scheme and The Galen Inc. Employee Stock Purchase Plan (the "Galen Stock Plans") and (ii) this Agreement, Galen does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, transfer, sale or issuance of any Galen Shares or any other equity securities of Galen or any securities representing the right to purchase or otherwise receive any Galen Shares. As of the date of this Agreement, no Galen Shares are reserved for issuance, except for 407,424 Galen Shares reserved for issuance upon exercise of stock options issued pursuant to the Galen Stock Plans. Since September 30, 1999, and except for the issue of 6,000,000 new Galen Shares announced on 25 November 1999 Galen has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date.

                  (b) Subject to all approvals required to be sought under the terms of this Agreement Galen owns, directly or indirectly, all of the issued and outstanding shares in its capital or other equity ownership interests of each of the Galen Subsidiaries as set forth in Section 5.02(b) of the Galen Disclosure Letter, free and clear of any Liens other than as set forth in
Section 5.02(b) of the Galen Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

            No Galen Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares in its capital or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares in its capital or any other equity security of such Subsidiary.

            SECTION 5.03   Authority; No Violation.

                  (a) Subject to all approvals required to be sought under the term of this Agreement, Galen has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Galen. No corporate proceedings on the part of Galen, other than the Galen Shareholder Approval and the passing of a resolution or resolutions of the directors of Galen to allot the new Galen Shares to be issued pursuant to this Agreement, are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Galen and (assuming due authorization, execution and delivery by Warner of this Agreement) constitutes a valid and binding obligation of Galen, enforceable against Galen in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Galen nor the consummation by Galen of the transactions contemplated hereby or thereby, nor compliance by Galen with any of the terms or provisions hereof, will (i) violate any provision of the Galen Memorandum and Articles or similar bylaw/organizational document of its Subsidiaries or (ii) assuming that the consents and approvals, filings or waiting times referred to in Section 5.04 are duly obtained, made or elapsed respectively (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Galen or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) will result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Galen or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Agreement to which Galen or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and is not likely to have a Material Adverse Effect on Galen.

            SECTION 5.04 Consents and Approvals. Except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) for the filing of any required State and Foreign Approvals, (iii) in connection with the Securities Act or the Exchange Act (including the filing with the SEC of the Proxy Statement and the Registration Statement), (iv) the approval of the Listing Particulars (and any supplementary listing particulars required to be published by Galen) by the UKLA, the agreement of the UKLA to admit the new Galen Shares to the Official List, the consent of the LSE to admit the new Galen Shares to trading and the filing of the Listing Particulars (and any supplementary listing particulars required to be published by Galen) with the Registrar of Companies in Northern Ireland, (v) for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance or listing of Galen Shares pursuant to this Agreement, (vi) in connection with the applicable Requirements of the Mergers Act, and (vii) for the Galen Shareholder Approval, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Galen of this Agreement and (B) the consummation by Galen of the Transactions and the other transactions contemplated by this Agreement, failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Galen or impair or delay the ability of either party to consummate the Transactions contemplated hereby.

            SECTION 5.05 Public Documents and Other Reports. Galen has duly published and delivered to the LSE all documents and announcements required by the Listing Rules and the listing rules of the ISE since December 31, 1997 (collectively the "Galen Public Documents"). As of their respective dates, the Galen Public Documents complied in all material respects with applicable law, including, without limitation, the Companies (Northern Ireland) Order 1986 (as amended), the Financial Services Act 1986 (as amended) and the Listing Rules as to the form and content of the Galen Public Documents and, at the respective times they were issued, none of the Galen Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Galen included in the Galen Public Documents complied as to form in all material respects with applicable law and all applicable financial reporting standards and generally accepted accounting principles and practices in the United Kingdom ("U.K. GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Galen and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Galen Public Documents or as required by U.K. GAAP or any reconciliation to US GAAP, Galen has not, since September 30, 1998, made any change in the accounting practices or policies applied in the preparation of its financial statements.

            SECTION 5.06   Registration Statement; Listing Particulars.

                  (a) The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Registration Statement on Form F-4 of which the PS/P forms a part, if any, will comply as to form in all material respects with the provisions of the Securities Act.

                  (b) The Listing Particulars when published will contain all such information as investors and their professional advisors would reasonably require and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of Galen as enlarged by the Transactions and of the rights attaching to the Galen Shares to be issued pursuant to this Agreement, having regard to the matters referred to in Section 146(3) of the Financial Services Act 1986. All statements of fact contained in the Listing Particulars will be true and accurate in all material respects, will not be misleading in any material respect, and will not omit any information known or which could on reasonable enquiry have been known to the directors of Galen the omission of which would make them misleading in any material respect. All expressions of opinion, intention or expectation on the part of the directors of Galen contained therein will be made on reasonable grounds after appropriate enquiry and accurately reflect the views honestly held by them. Notwithstanding anything in this paragraph 5.06 Galen makes no representation or warranty with respect to any information concerning Warner and its Subsidiaries supplied by Warner for inclusion in the Listing Particulars.

            SECTION 5.07 Absence of Certain Changes or Events. Except as disclosed in the Galen Public Documents filed prior to the date of this Agreement, since September 30, 1999, (A) Galen and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would have or is likely to have a Material Adverse Effect on Galen, (B) Galen and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would have or is likely to have a Material Adverse Effect on Galen, (C) there has been no change in the capital stock of Galen and no dividend or distribution of any kind declared, paid or made by Galen on any class of its stock, (D) there has not been (y) any granting by Galen or any of its Subsidiaries to any executive officer or material modification of any severance or termination benefits or (z) any entry or purported entry by Galen or any of its Subsidiaries into or material modification of any employment, severance or termination agreement with any such executive officer, (E) Galen and its Subsidiaries have not prepared or filed any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (F) there has been no other event causing a Material Adverse Effect on Galen, nor any development that would, individually or in the aggregate, have a Material Adverse Effect on Galen. Set forth in
Section 5.07 of Galen Disclosure Letter is a description of any material changes, between December 31, 1999 and the date of this Agreement (excluding any intervening fluctuations between such dates), to the amount and terms of the indebtedness of Galen and its Subsidiaries as described in Galen's Annual Report and Accounts for the financial year ended 30 September 1999 (other than any changes in, or the incurrence of, indebtedness of Galen or any of its Subsidiaries with a principal amount not in excess of US$1,000,000) other than changes required by the transactions contemplated by this Agreement.

            SECTION 5.08 Permits and Compliance. Except as set forth in Section
5.08 of the Galen Disclosure Letter, each of Galen and its Subsidiaries is in possession of all Permits necessary for Galen or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Galen Permits"), except where the failure to have any of the Galen Permits would not, individually or in the aggregate, have or is likely to have or is likely to have a Material Adverse Effect on Galen, and, as of the date of this Agreement, no suspension or cancellation of any of the Galen Permits is pending or, to the Knowledge of Galen, threatened, except where the suspension or cancellation of any of the Galen Permits, individually or in the aggregate, would not have or is likely to have a Material Adverse Effect on Galen. Neither Galen nor any of its Subsidiaries is in violation of (i) its charter, bylaws or equivalent documents, (ii) any applicable law, ordinance, administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Galen or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would not have or is likely to have a Material Adverse Effect on Galen. "Knowledge of Galen" means the knowledge (after reasonable investigation), of Allen McClay, John King, Geoffrey Elliott, Stephen Campbell and Clare Gilligan.

            SECTION 5.09 Tax Matters. Except as otherwise set forth in Section
5.09 of the Galen Disclosure Letter, Galen and each of its Subsidiaries have filed all UK and federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and to the Knowledge of Galen such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete, individually or in the aggregate, would not have or is likely to have a Material Adverse Effect on Galen; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested and any such contests do not contemplate payment of Taxes in excess of US$100,000 (in aggregate), (iii) Galen and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, would not have or is likely to have a Material Adverse Effect on Galen; (iv) neither Galen nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes which waiver is currently in effect; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full. To the Knowledge of Galen, the representations set forth in the proposed form of the Galen tax certificate provided by Galen to Warner, if made on the date hereof (assuming the Acquisition were consummated on the date hereof), would be true and correct.

            SECTION 5.10 Actions and Proceedings. Except as set forth in Section
5.10 of the Galen Disclosure Letter and in the Galen Public Documents filed prior to the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Galen or any of its Subsidiaries, or against or involving any of the directors, officers or employees of Galen or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Galen Plan that, individually or in the aggregate, would have or is likely to have a Material Adverse Effect on Galen. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Galen, threatened against or involving Galen or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any Galen Plan that, individually or in the aggregate, would have or be likely to have a Material Adverse Effect on Galen. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Galen, threatened against or affecting Galen or any of its Subsidiaries or any of its or their officers, directors or employees, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement which would have or is likely to have a Material Adverse Effect on Galen.

            SECTION 5.11 Certain Agreements. Except as set forth in Section 5.11 of Galen Disclosure Letter, neither Galen nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, retention agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated, or which will become payable or which at the participant's or holder's option may become payable, due to or by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will, or may at the option of the holder or participant, be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Galen Shares, or shares of Galen Shares granted in connection with the performance of services for Galen or its Subsidiaries, is or will be entitled to receive cash from Galen or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

            SECTION 5.12 Labor Matters. Except as disclosed in Section 5.12 of the Galen Disclosure Letter, neither Galen nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Galen or any of its Subsidiaries as an exclusive bargaining representative for employees of Galen or any of its Subsidiaries. Other than as described in
Section 5.12 of the Galen Disclosure Letter, neither Galen nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Galen, threatened, nor has there been for the past three years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, have or is likely to have a Material Adverse Effect on Galen.

            SECTION 5.13 Intellectual Property. Except as set forth in Section
5.13 of the Galen Disclosure Letter, Galen and its Subsidiaries own, possess all right, title and interest in and to, or have a valid, enforceable right to use free from any Liens or encumbrances, other than those that would not have or is likely to have or be likely to have a Material Adverse Effect on Galen, the Intellectual Property Rights in the intra-vaginal ring technology and all other Intellectual Property Rights necessary to conduct the business of Galen and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, would not have or is likely to have or be likely to have a Material Adverse Effect on Galen. Neither Galen nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicts with any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have or is likely to have a Material Adverse Effect on Galen. Neither Galen nor its Subsidiaries are aware of any infringement, misappropriation or conflict by any person with respect to the Intellectual Property Rights owned or used by Galen or its Subsidiaries other than any such infringement, misappropriation or conflict that would not have a Material Adverse Effect on Galen. All Intellectual Property Rights owned or used by Galen or its Subsidiaries as of the closing hereof will be owned or available for use by Galen and its Subsidiaries on terms and conditions immediately following the Effective Time that are not materially different from those existing prior to the closing. The Intellectual Property Rights owned or used by Galen are valid and enforceable, none of the Intellectual Property Rights has been misused, and no claim by any other party contesting the validity, enforceability, use or ownership of any of Intellectual Property Rights owned or used by Galen is currently outstanding or is threatened. No loss or expiration of any of the Intellectual Property Rights owned or used by Galen is threatened, pending or reasonably foreseeable.

            SECTION 5.14 Environmental and Safety Matters.

                  (a) Except as set forth in Section 5.14 of the Galen Disclosure Letter, the operations of Galen and Subsidiaries have complied and are in compliance with all Worker

Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on Galen. To Galen's knowledge with respect to properties, and assets of Galen, including any previously owned, leased or operated properties or assets except as set forth in Section 5.14 of the Galen Disclosure Letter, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of Galen or any of its predecessors or Subsidiaries that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigatory, corrective or remedial obligations under applicable Worker Safety Laws or Environmental Laws, other than any such interference, prevention, liability or obligation that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Galen.

                  (b) Except as set forth in Section 5.14 of the Galen Disclosure Letter, Galen and Subsidiaries have not caused or permitted to Galen's knowledge any property or asset, including any previously owned property or asset, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Galen. Except as set forth in Section 5.14 of the Galen Disclosure Letter, Galen and its Subsidiaries have not reported to any Governmental Entity, or been notified by any Governmental Entity of the existence of, any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on Galen.

                  (c) With respect to Galen, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for transfer of permits under Environmental Laws or Worker Safety Laws site investigation or cleanup, or notification to or consent of any Governmental Entity or third party, pursuant to Environmental Laws or contract, other than any such obligations that, individually or in the aggregate, would not have, a Material Adverse Effect on Galen.

                  (d) This Section sets forth the sole representations and warranties of Galen with respect to all matters arising under Environmental Laws and Worker Safety Laws.

            SECTION 5.15 Insurance. Galen and its Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies of comparable size and with similar operations.

            SECTION 5.16 Required Vote of Galen Shareholders. The Galen Shareholders Approval is the only vote of the shareholders of Galen required by law, the Galen Memorandum and Articles or otherwise in order for Galen to consummate the Transactions and the other transactions contemplated by this Agreement. Without prejudice to the provisions of Section 1.02(d), the Board of Directors of Galen has approved this Agreement and the Transactions and has resolved to recommend that the shareholders of Galen approve the Agreement and the Transactions.

            SECTION 5.17 Broker's Fees. Except as set forth in the engagement letter agreement between Galen and Merrill Lynch & Co. and ABN Amro Hoare Govett, a true and complete copy of which has previously been provided to Warner, neither Galen nor any Galen Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Acquisition or related transactions contemplated by this Agreement.

            SECTION 5.18 Real Property.

                  (a) Section 5.18(a) of the Galen Disclosure Letter lists each parcel of real property owned by Galen or any of its Subsidiaries (the "Galen Owned Property"). Galen or its applicable Subsidiary has good and marketable fee simple title in and to all of the Galen Owned Property, subject to no Liens that would have a Material Adverse Effect on Galen or materially impair Galen's rights to or ability to use any such property, except Permitted Liens, as described on Section 5.18(a) of the Galen Disclosure Letter. Except as set forth in Schedule 5.18(a) of the Galen Disclosure Letter, (i) Galen or any of its Subsidiaries has not leased or otherwise granted to any Person the right to use or occupy such Galen Owned Property or any portion thereof; (ii) other than the right of Galen pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Galen Owned Property or any portion thereof or interest therein, and (iii) Galen or Subsidiary is not a party to any agreement or option to purchase any real property or interest therein relating to the business of Galen.

                  (b) Section 5.18(b) of the Galen Disclosure Letter sets forth a list of all material leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Galen Leases") for real property (the "Galen Leased Property"; the Galen Owned Property and the Galen Leased Property collectively the "Galen Real Property") to which Galen or any of its Subsidiaries is a party. Galen or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Galen Leased Property, subject to no Liens except Permitted Liens, as described in
Section 5.18(b) of the Galen Disclosure Letter. Each Galen Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Galen Lease in any case, that would have a Material Adverse Effect on Galen or materially impair Galen's rights to or ability to use any such property. Except as described on Section 5.18(b) of the Galen Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any Galen Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby the failure to obtain would have a Material Adverse Effect on Galen or materially impair Galen's rights to or ability to use any such property.

                  (c) Real Property Used in The Business. The Galen Owned Property identified in Schedule 5.18(a) and the Galen Leased Property identified in Schedule 5.18(b) comprise all of the real property used or intended to be used in, or otherwise related to, the Galen business.

            SECTION 5.19 Material Contracts. Except as set forth in Section 5.19 of the Galen Disclosure Letter, there have been made available to Warner, its affiliates and their representatives true and complete copies of all of the following contracts to which Galen or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Galen Material Contracts"): (i) contracts with any current officer or director of Galen or key employee of any of its material Subsidiaries; (ii) contracts for the sale of any of the assets of Galen or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of Galen or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Galen or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; (v) contracts or agreement relating to the licensing of Intellectual Property Rights by Galen to another party or by another party to Galen, all other contracts or agreements affecting Galen's ability to use or disclose any Intellectual Property Rights; and (vi) all other agreements contracts or instruments which, in the reasonable opinion of Galen, are material to Galen or any of its Subsidiaries, except as set forth in Section
5.19 of the Galen Disclosure Letter. Except as set forth or as would not have a Material Adverse Effect on Galen, all of the Galen Material Contracts are in full force and effect and are the legal, valid and binding obligation of Galen or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 5.19 of the Galen Disclosure Letter, neither Galen nor any Subsidiary is in default in any material respect under any Galen Material Contract nor, to the Knowledge of Galen, is any other party to any Galen Material Contract in default thereunder in any material respect except, in each case, for those defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Galen.

            SECTION 5.20 Compliance with Laws. Galen has conducted its business and operations in compliance with, and obtained all permits, licenses and other authorizations required under, all Laws, including, without limitation, all requirements imposed by the FDA and comparable foreign regulatory authorities, including, where applicable, the Medicines Act 1968 and the rules made and marketing authorizations granted thereunder and the regulations of the UK Department of Health governing the sale of products to the National Health Service, except for such non-compliance which Galen does not reasonably expect would have or be likely to have a Material Adverse Effect. To the Knowledge of Galen, Galen has not within the past 24 months received written notice of any non-compliance with respect to, or potential liability under, any Laws, which has not been satisfied or otherwise resolved, except for such non-compliance which Galen does not reasonably expect would have or would be likely to have a Material Adverse Effect and there are no circumstances to the Knowledge of Galen which are reasonably likely to give rise to any such non-compliance.

                             ARTICLE VI -- COVENANTS

            SECTION 6.01 Conduct of Warner. Warner agrees that from the date hereof until the Effective Time, except as set forth in Section 6.01 of the Warner Disclosure Letter or as otherwise expressly contemplated by this Agreement or required to effect the Scheme or complete the Transactions or with the prior written consent of Galen, Warner and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the Warner Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of Galen (such consent not to be unreasonably withheld or delayed), Warner will not, and will not permit any of its Subsidiaries to:

                  (a) adopt or propose any change in the Warner Memorandum and Articles or equivalent documents;

                  (b) amend any material term of any outstanding security of Warner or any of its Subsidiaries;

                  (c) merge or consolidate or announce its intention to merge or consolidate with any Person;

                  (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares in the capital of Warner or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of Warner to Warner or another wholly-owned Subsidiary of Warner), or securities convertible or exchangeable or exercisable for any shares in such capital, or any options, warrants or other rights of any kind to acquire any shares in such capital or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of Warner or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets (tangible or intangible) (including, without limitation, by merger, consolidation, spin-off or other dispositions of stock or assets) of Warner or any of its Subsidiaries, except in the case of either clause (i) or (ii) (A) the issuance of Warner Shares upon the exercise of stock options issued pursuant to the Warner Option Plan prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with past practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 Warner Shares, (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement and set forth in Section 6.01 of the Warner Disclosure Letter and (D) sales or other dispositions of property and assets of Warner and its Subsidiaries in an aggregate amount that does not exceed US$1,000,000;

                  (e) create or incur any material Lien on any asset (tangible or intangible) other than in the ordinary course of business and consistent with past practice;

                  (f) make any material loan, advance or capital contributions to or investments in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of Warner made in the ordinary course and consistent with past practices;

                  (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any direct or indirect wholly-owned Subsidiary of Warner to Warner or to any other direct or indirect wholly-owned Subsidiary of Warner) or enter into any agreement with respect to the voting of its share capital;

                  (h) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (i) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof (other than a wholly-owned Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business and consistent with past practice, (ii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Warner or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 6.01, (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of US$5,000,000, and (C) other indebtedness for borrowed money incurred under Warner's credit agreement for working capital purposes only, (iii) terminate, cancel, waive any rights under or request any material change in, or agree to any material change in, any material contract or agreement of Warner or, except in connection with transactions permitted under this Section 6.01(i), enter into any contract or agreement material to the business, results of operations or financial condition of Warner and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business and consistent with past practice, (v) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of US$1,500,000 taken as a whole or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(i);

                  (j) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in U.S. GAAP;

                  (k) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

                  (l) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof, (i) increase the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Warner or any of its Subsidiaries), (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements or (iv) take any affirmative action to accelerate the vesting of any stock-based compensation;

                  (m) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of Warner hereunder untrue in any material respect at, or as of any time prior to, the Closing;

                  (n) take or propose any corporate action for its winding-up, dissolution or reorganization of for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues;

                  (o) waive or compromise any claim or proceedings involving equitable relief (other than in the ordinary course of business) which is material to Warner and its Subsidiaries taken as a whole; or

                  (p) save for any amendments required by the relevant insurers, maintain in all material respects all insurance policies listed in Section 6.01 of the Warner Disclosure Letter on the same terms and at the same level of insurance cover as those prevailing at the date of this Agreement;

                  (q) agree or commit to do any of the foregoing.

            SECTION 6.02 Conduct of Galen. Galen agrees that from the date hereof until the Effective Time, except as set forth in Section 6.02 of the Galen Disclosure Letter or as otherwise expressly contemplated by this Agreement or as may be necessary or desirable to effect the Transactions or with the prior written consent of Warner, Galen and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in the Galen Disclosure Letter or as expressly contemplated by this Agreement, without the prior written consent of Warner (such consent not to be unreasonably withheld or delayed), Galen will not, and will not permit any of its Subsidiaries to:

                  (a) adopt or propose any change in the Galen Memorandum and Articles or equivalent documents;

                  (b) amend any material term of any outstanding security of Galen or any of its Subsidiaries;

                  (c) merge or consolidate or announce its intention to merger or consolidate with any Person;

                  (d) issue, sell, dispose of, grant, transfer, or authorize the issuance, sale, disposal, grant or transfer of more than 10% of its issued share capital at the date of this document (other than the issuance of shares by a wholly-owned Subsidiary of Galen to Galen or another wholly-owned Subsidiary of Galen), or securities convertible or exchangeable or exercisable for any shares in such capital, or any options, warrants or other rights of any kind to acquire any shares in such capital or such convertible or exchangeable securities, or any stock appreciation rights or limited stock appreciation rights, or any other ownership interest of Galen or any of its Subsidiaries except (A) the issuance of Galen Shares upon the exercise of stock options issued pursuant to the Galen Stock Plans prior to the date hereof, (B) the award of options in connection with new employee hires in the ordinary course of business and consistent with practice; provided, however, that no such new employee shall receive options to purchase more than 5,000 Galen Shares; and (C) pursuant to existing obligations under contracts or agreements in force at the date of this Agreement;

                  (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any direct or indirect wholly-owned Subsidiary of Galen to Galen or to any other direct or indirect wholly-owned Subsidiary of Galen and except for any interim or final cash dividend(s) (as applicable) not materially inconsistent with the principles and practices applied by Galen in relation to the dividends paid in respect of the financial year ended September 30, 1999, or enter into any agreement with respect to the voting of its share capital;

                  (f) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its share capital;

                  (g) enter into any agreement or arrangement with any Person (other than a wholly-owned Subsidiary) for the purchase or acquisition of any stock or assets, other than acquisitions of stocks or assets in the ordinary course of business and consistent with past practice and any other acquisitions for consideration that (i) is, in the aggregate, in excess of US$25,000,000; or (ii) would not be able to be financed by way of Galen's own internal resources available and subsisting as at the date of this Agreement provided that any proceeds receivable pursuant to an issue of shares allowed pursuant to this section 6.02 shall be treated for the purposes of this sub-section (ii) as internal financial resources available and subsisting;

                  (h) take any action that would, individually or in the aggregate, reasonably be expected to make any representation and warranty of Galen hereunder untrue in any material respect at, or as of any time prior to, the Effective Time.

                  (i) agree or commit to do any of the foregoing.

            SECTION 6.03 Access to Information.

                  (a) From the date of this Agreement until the Effective Time, Warner will, and will cause its Subsidiaries, and each of their respective officers, directors, counsel, advisors and representatives (collectively, the "Warner Representatives") to, give Galen and its officers, employees, counsel, advisors and representatives (collectively, the "Galen Representatives") full access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges or any further confidentiality assurances which may be required to update or extend existing confidentiality agreements between the parties in order to protect Warner's legitimate business interests), during normal business hours, to the offices and other facilities and to the books and records of Warner and its Subsidiaries and will cause the Warner Representatives to furnish Galen and the Galen Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of Warner and its Subsidiaries as Galen may from time to time reasonably request provided that Galen shall demonstrate to the Warner Representatives a legitimate interest or purpose in relation to the consummation of the Transactions for access to such information. Prior to the Closing, neither Galen nor the Galen Representatives shall contact or in any manner communicate with the employees, customers, lessors and suppliers of Warner and its Subsidiaries with respect to any matter related to the transaction contemplated hereby, except with the prior consent of Warner.

                  (b) From the date of this Agreement until the Effective Time, Galen will, and will cause its Subsidiaries, and each Galen Representative to, give Warner and the Warner Representatives full access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges or any further confidentiality assurances which may be required to update or extend existing confidentiality agreements between the parties in order to protect Galen's legitimate business interests), during normal business hours, to the offices and other facilities and to the books and records of Galen and its Subsidiaries and will cause the Galen Representatives to furnish Warner and the Warner Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of Galen and its Subsidiaries as Warner may from time to time reasonably request, provided that Warner shall demonstrate to the Galen Representatives a legitimate interest or purpose in relation to the consummation of the Transactions for access to such information. Prior to the Closing, neither Warner nor the Warner Representatives shall contact or in any manner communicate with the employees, customers, lessors and suppliers of Galen and its Subsidiaries with respect to any matter related to the transaction contemplated hereby, except with the prior consent of Galen.

            SECTION 6.04   Reasonable Best Efforts.

                  (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done (consistent with the fiduciary duties of the Board of Directors of Warner and Galen under applicable law), and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper, desirable or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by the Scheme and this Agreement.

                  (b) If at any time prior to the Closing any event or circumstance relating to either Warner or Galen or any of their respective Subsidiaries, should be discovered by Warner or Galen, as the case may be, and which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement or the Listing Particulars, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            SECTION 6.05 Consents.

                  (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents of any Governmental Entity or any other person required in connection with, and waivers of any violations that may be caused by, the consummation of the transactions contemplated by the this Agreement. Warner and Galen shall promptly prepare and file as soon as practicable after the date hereof all documents required to be filed (i) with the United States Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and (ii) any other documents which are required under any non-United States laws regulating competition, antitrust, investment or exchange controls. Warner and Galen shall promptly furnish all materials thereafter required in connection therewith.

                  (b) In furtherance and not in limitation of the foregoing, Galen and Warner shall use their respective best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any

Antitrust Law, Galen shall use its reasonable best efforts to take such action as may be required (a) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, the Irish Department of Enterprise, Trade and Employment or the Competition Authority of Ireland in order to resolve such objections or (b) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions, provided always that, for the avoidance of doubt, Galen shall not be obliged by this Section 6.05 to hold separate or divest any businesses, product lines or assets of Galen or Warner or any of their Subsidiaries or to agree to do so or to undertake to any such bodies so to do.

                  (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Galen will advise Warner promptly in respect of any understandings, undertakings or agreements (oral or written) which Galen proposes to make or enter into with the Federal Trade Commission, the Department of Justice, or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

            SECTION 6.06 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Warner and Galen. Thereafter, so long as this Agreement is in effect, Warner and Galen shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, Nasdaq, the LSE or the ISE if it has used all reasonable best efforts to consult with the other party.

            SECTION 6.07 Employee Benefit Arrangements. Galen agrees that it will honor, or cause Warner to honor, all obligations under employee arrangements (the "Employee Arrangements") to which Warner or any of its Subsidiaries is presently a party which are listed in the Employee Arrangements Schedule. Notwithstanding the foregoing, from and after the Effective Time, subject to the remaining provisions of this Section 6.07, Galen shall have the right to amend, modify, alter or terminate any Employee Arrangements of Warner; provided, that any such action shall not in the reasonable opinion of Galen adversely affect the rights of any employees or other beneficiaries which shall have arisen (1) under the Warner Option Plan; (2) under any Employee Arrangement prior to such amendment, modification, alteration or termination; or (3) under any agreement which requires the consent of the employee or any other party or beneficiary for amendment, modification, alteration or termination, without obtaining such consent. Notwithstanding the foregoing, for a period of one year following the Effective Time, Galen shall continue to provide to employees of Warner and its Subsidiaries (excluding employees covered by collective bargaining agreements) broad-based employee benefit plans and arrangements which are in the aggregate in the reasonable opinion of Galen no less favorable than those provided to such employees as of the date hereof, provided always that nothing in this section shall obligate Galen to continue (or procure to be continued) the employment of any particular employee or employees during such period. Solely for purposes of eligibility and vesting under Employee Arrangements (including without limitation plans or programs of Galen and its affiliates after the Closing), all service with Warner or any of its Subsidiaries or their predecessors prior to the Closing shall be treated as service with Galen and its affiliates.

            SECTION 6.08   Indemnification.

                  (a) Galen agrees that all rights to indemnification now existing in favor of any director or officer of Warner and its Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws or, in an agreement between an Indemnified Party and Warner or one of its Subsidiaries, shall survive the Transactions and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. After the Effective Time, Galen agrees to cause Warner to honor all rights to indemnification referred to in the preceding sentence. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Warner will cause to be paid in accordance with the applicable charters, by-laws and agreements, as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Galen shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.08 subject to the limitations of Northern Ireland law to the extent applicable.

                  (b) Galen agrees that Warner shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Warner; provided, that Galen may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that

Galen shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by Warner prior to the date hereof and if Galen is unable to obtain the insurance required by this Section 6.08(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (c) Galen, unless prevented by laws or regulations in any relevant jurisdiction, LSE, UKLA or SEC, shall take, prior to the Effective Time, all appropriate actions within their remit to appoint to the Galen Board Messrs. Boissoneault and Herendeen with effect from the Effective Time, provided that neither of these individuals nor Warner shall have taken any action or omitted to fulfill any obligation which would result in the termination of his Employment Agreement or affect the ability of his Employment Agreement to become unconditional. Galen further agrees (to the extent permitted by law) to indemnify and hold harmless Roger Boissonneault and Paul Herendeen against and in respect of all actions, claims, liabilities and losses which they may suffer or incur as persons responsible for the Listing Particulars to the same extent as Galen is permitted under applicable law to indemnify its existing directors.

                  (d) Galen agrees that with effect from the publication of the Listing Particulars it will procure that Roger Boissonneault and Paul Herendeen shall be covered by Galen's existing Directors and Officers liability insurance policy in respect of liabilities as proposed Directors of Galen to the same extent as Galen's existing Directors are so covered.

            SECTION 6.09 Notification of Certain Matters. Galen and Warner shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty of any party hereto contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder .

            SECTION 6.10 No Solicitation; Termination Right.

                  (a) Warner agrees that, during the term of this Agreement or, if sooner, until the date upon which this Agreement is terminated, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Warner, or acquisition of any capital (other than upon exercise of the Options or Warrants which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Warner and its

Subsidiaries, or any combination of the foregoing (a "Competing Transaction"), or negotiate, or otherwise engage in discussions with any person (other than Galen or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Acquisition or any other transactions contemplated by this Agreement; provided, that prior to the hearing of the Petition, and having complied with Section 6.10(b) hereof, Warner may furnish information to, and negotiate or otherwise engage in discussions with, any party who initiates contact with Warner regarding a Competing Transaction if and so long as the Board of Directors of Warner determines in good faith, after being advised as to legal matters by its outside counsel and as to financial matters from its independent financial adviser, that failing to consider and cooperate with such other party regarding such Competing Transaction would be likely to constitute a breach of the fiduciary duties of the Board under applicable law.

                  (b) Warner shall, and shall cause its Subsidiaries, directors, officers, employees, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Competing Transaction. Warner agrees that neither the Board of Directors nor any committee thereof will, during the period referenced in the first sentence of Subsection (a), (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Galen, the Warner Board Recommendation, or (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction, unless the Board of Directors of Warner (after being advised as referred to in Section 6.10(a) hereof) determines in good faith that failure to do so would be likely to result in breach of its fiduciary duties under applicable law. During the period referenced in the first sentence of Subsection (a), Warner shall immediately advise Galen orally (so far as is reasonably practicable) and in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction, such advice to include the material terms and details thereof (so far as then known to Warner), provided that, for the avoidance of doubt, Warner shall not be obliged to disclose the identity of any third party involved in any such possible Competing Transaction unless and until notice is given by Warner pursuant to sub-section (d) of this
Section 6.10 of an intention to take any action referred to in (A) or (B) above in connection with such Competing Proposal. Warner will keep Galen reasonably informed of the status and details (including amendments or proposed amendments)of any such inquiries, discussions, negotiations or proposals relating to a Competing Transaction.

                  (c) Notwithstanding the foregoing, in the event that the Warner Board receives a proposal for a Competing Transaction that it determines in good faith is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and which would, if completed, result in a transaction (involving at least 50% of the Warner Shares in issue and/or 50% of the assets of Warner and its Subsidiaries as the case may be) which is determined by a majority of the members of the Warner Board (being, where relevant, a majority of those members who shall be disinterested in the proposal), in good faith (after receiving advice from Warner's independent financial adviser that the proposal for a

Competing Transaction is more favorable to the Warner Shareholders, from a financial point of view, than the Scheme and the Transactions), to be more favorable to Warner Shareholders than the Scheme and the Transactions (a "Superior Proposal"), the Warner Board may terminate this Agreement pursuant to
Section 8.01(e)hereof and may take any of the actions described in sub-section
(A) and (B) in Section 6.10(b) above in relation to the Superior Proposal and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement, but in any case only after complying with the provisions of sub-section (d) below.

                  (d) At such time as Warner intends to take any action as set forth in Section 6.10(b) (A) or (B) in relation to a Superior Proposal, Warner shall provide to Galen written notice advising Galen that the Warner Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and confirming that such proposal is capable of creating a legally binding agreement upon Termination of this Agreement. Until the expiry of a period of five Business Days following receipt of such written notice (the "Period of First Refusal") or, if earlier, until receipt of a Refusal Notice, Warner hereby undertakes not to proceed in any way with the Superior Proposal, including taking any action as set out in clause 6.10(b)(A) or (B) above. During this period, Galen shall be able to (A) present in writing to Warner a revised proposal (capable of creating a legally binding amendment to this Agreement upon acceptance by Warner within the Period of First Refusal) to continue with the Acquisition (the "Revised Proposal") or (B) present in writing to Warner notice that Galen does not intend to revise the current proposals as set out in this Agreement in response to notice of such Superior Proposal (the "Refusal Notice"). On receipt of the Revised Proposal Warner shall procure that a meeting of the Warner Board shall consider the terms thereof. In the event that the Revised Proposal is determined by a majority of the members of the Warner Board (being, where relevant, a majority of such members who shall be disinterested in the Superior Proposal) in good faith (after receiving advice from Warner's independent financial adviser that the Revised Proposal is more favorable to Warner Shareholders, from a financial point of view, than the Superior Proposal) to be more favorable to Warner's shareholders than the Superior Proposal, taking into account all legal, financial, regulatory and other aspects of the proposal, Warner undertakes to and to procure that its subsidiaries, directors, officers, employees, agents and representatives shall cease all existing activities, discussions and negotiations with any party with respect to the Superior Proposal ) save that the provisions of this Section 6.10 shall apply ab initio in relation to any proposed amendment to such Superior Proposal). Otherwise, (x) in the event that the Revised Proposal is determined (on the same bases as stated in the previous sentence) by the Warner Board to be less favorable than the Superior Proposal, or (y) in the event that a Refusal Notice is served on Warner, or (z) on the expiry of the Period of First Refusal without service of a Revised Proposal or a Refusal Notice, Warner shall be entitled to terminate this agreement as provided by Section 6.10(c) above and to proceed with any such actions as set forth in clause 6.10(b)(A) and (B) above.

            SECTION 6.11 Termination of Scheme. Galen hereby covenants and agrees that in the event that this Agreement is terminated, Galen will provide all such reasonable cooperation to Warner in relation to any steps reasonably necessary to or appropriate in connection with the abandonment of the Scheme.

            SECTION 6.12 Additional Action.

                   (a) If the Irish Takeover Panel Act, 1997 (Takeover) Rules, 1997 or any other takeover statute ("Takeover Statute") shall become applicable to the transactions contemplated hereby, Warner and Galen and the members of their respective Boards of Directors of Warner, subject to their respective fiduciary duties, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby (which shall include the provision by Warner and its directors and officers of all suitable assistance and information which may be necessary to or reasonably requested by Galen in connection with the preparation of any offer document required to be published by the Irish Takeover Panel, which shall be given in a prompt fashion) and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

                  (b) Galen shall ensure that Warner shall have access to sufficient funds which may be required pursuant to any rights of the holders of Warner's outstanding 12 5/8% Senior Notes due 2008 (the "Notes") triggered by the entering into by Warner of the Transactions and, to the extent required by the terms of the Notes, will, with effect from the Effective Time, comply, or cause Warner to comply, in all respects with Warner's obligations under the indenture governing the Notes.

                  (c) Galen shall use its reasonable best efforts to cause the Galen ADSs to be listed for trading on Nasdaq at the Effective Time.

                  (d) Prior to the Effective Time Galen shall procure the adoption of a new share option scheme for the benefit of US employees on terms mutually acceptable to it and Warner (in each case acting reasonably) which scheme shall have due regard to the requirements of both US and UK law, regulation, custom and practice.

                            ARTICLE VII - CONDITIONS

            SECTION 7.01 Conditions. The obligations of the parties to effect the Scheme are subject to the satisfaction (or, to the extent permitted by Section 7.02 or 7.03, waiver) of each of the conditions set out in this Section
7.01 and in Sections 7.02 and 7.03 on or before the earlier of the Effective Time or 5 p.m. on December 29, 2000 (the "Outside Date").

                  (a) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect or pending (i) imposing or seeking to impose material limitations on the ability of Galen to acquire or hold or to exercise full rights of ownership of any Warner Shares; (ii) imposing or seeking to impose material limitations on the ability of Galen and its Affiliates to combine, operate or control the business and assets of Warner; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Transactions on Galen or Warner; (iv) requiring or seeking to require divestiture by Galen of all or any material portion of the business, assets or property of Warner; or
(v) preventing the consummation of the Transactions.

                  (b) Governmental Action. No action or proceeding shall be instituted, proposed or threatened by any Governmental Entity seeking to prevent consummation of the Acquisition, asserting the illegality of the Acquisition or this Agreement or seeking material damages directly arising out of the transactions contemplated hereby which continues to be outstanding.

                  (c) Galen Shareholder Approval. The Galen Shareholder Approval shall have been obtained.

                  (d) Antitrust Laws.

                        (i) The waiting period applicable to the consummation of
                  the Transactions under the HSR Act and any applicable foreign or supranational Antitrust Laws shall have expired or been terminated; and

                        (ii) no action by the Department of Justice or Federal
                  Trade Commission or any foreign or supranational agency or entity charged with enforcement of Antitrust Laws that are applicable to the transactions contemplated hereby challenging or seeking to enjoin the consummation of the Transactions shall have been instituted and be pending; and

                        (iii) to the extent that the Irish Mergers, Takeovers
                  and Monopolies (Control) Act, 1978 as amended (the "Mergers Act") is applicable, the Minister for Enterprise, Trade and Employment of Ireland shall have stated in writing, pursuant to Section 7(a) of the Mergers Act, that he/she does not intend to make an order under Section 9 of the Act in relation to the Acquisition or, in the event of the said Minister making an order under Section 9 prohibiting the implementation of the Scheme except on conditions specified in the said order, Galen in its absolute discretion having decided to accept such conditions or, in the event of no order under that section being made and the said Minster not stating in writing that he/she does not intend to make such an order, the relevant period within the meaning of Section 6 of that Act having elapsed.

                  (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or prohibiting the consummation of the Transactions or materially limiting or restricting Galen's conduct or operation of the business of Warner after the relevant Closing shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Transactions which makes the consummation of the Transactions illegal or prevents or prohibits the Transactions.

                  (f) Warner Shareholder and Court Approvals.

                        (i) Approval of the Scheme in substantially the form
                  attached as Annex A by a majority in number representing three-fourths in value of the holders of Scheme Shares present and voting, either in person or by proxy, at the Court Meeting;

                        (ii) the Warner EGM Resolution (as described in Section
                  1.01(b)) being duly passed as a special resolution at the Warner EGM;

                        (iii) the Scheme in substantially the form attached as
                  Annex A being sanctioned by the Court (without modification save as agreed by Warner and Galen) and the Capital Reduction being confirmed by the Court; and

                        (iv) an official copy of the Final Court Order and the
                  minute of the Capital Reduction of capital being duly delivered to the Registrar of Companies in Ireland for registration and such Registrar issuing a certificate of registration in relation to the Capital Reduction.

                  (g) Effective Registration Statement. The Registration Statement shall and if filed, the Registration Statement on Form F-4, have been declared effective by the SEC and no stop order suspending its effectiveness shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Galen or Warner, threatened by the SEC, and all necessary approvals under blue sky laws relating to the issuance or trading of the Galen Shares and the Galen ADSs to be issued to the Warner Shareholders in connection with the Transactions shall have been received.

                  (h) Nasdaq Listing. The Galen ADSs shall be listed for trading on Nasdaq;

                  (i) UK Admission. The UKLA shall have agreed to admit the new Galen Shares to be issued pursuant to the Scheme to the Official List of the UKLA and the LSE shall have agreed to admit such shares to trading as referred to in section 1.02(c)(v), such agreements shall not have been revoked or withdrawn and, no event shall have occurred which will or may reasonably be expected to result in such agreements being revoked or withdrawn.

            SECTION 7.02 Conditions to the Obligations of Warner. The obligations of Warner to implement the Scheme are subject to the satisfaction or waiver by Warner of the following further conditions:

                  (a) each of the representations and warranties of Galen contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Warner shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Galen to such effect;

                  (b) Galen shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Warner shall have received a certificate of an officer of Galen to that effect;

                  (c) there shall not have occurred any change, condition, event or development that would result in a Material Adverse Effect on Galen;

                  (d) Warner shall be reasonably satisfied that the Transactions will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and that no gain or loss will be recognized by Warner Shareholders for U.S. federal income tax purposes upon exchange of their Warner Shares as set forth herein; and

                   (e) Galen, unless prevented by laws or regulations in any relevant jurisdiction, LSE, UKLA or SEC, shall have taken, all appropriate actions within their remit to appoint to the Galen Board Messrs. Boissoneault and Herendeen with effect from the Effective Time, provided that neither of these individuals nor Warner shall have taken any action or omitted to fulfill any obligation which would result in the termination of his Employment Agreement or affect the ability of his Employment Agreement to become unconditional.

            SECTION 7.03 Conditions to the Obligations of Galen. The obligations of Galen to effect the Acquisition are subject to the satisfaction or waiver by Galen of the following further conditions:

                  (a) each of the representations and warranties of Warner contained in this Agreement shall be true, complete and correct in all material respects both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and Galen shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Warner to such effect;

                  (b) Warner shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Galen shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Warner to that effect;

                  (c) there shall not have occurred any change, condition, event or development that would result in a Material Adverse Effect on Warner;

                 ARTICLE VIII - TERMINATION; AMENDMENTS; WAIVER

            SECTION 8.01 Termination. This Agreement may be terminated and the Scheme and the Transactions may be abandoned at any time prior to the making of the Final Court Order:

                  (a) by the mutual written consent of Galen and Warner;

                  (b) by Warner or Galen pursuant to the relevant provisions of this Section 8.01, provided, however, that neither Warner or Galen may terminate this Agreement pursuant to this Section 8.01 if such party shall have materially breached this Agreement.

                  (c) by Galen or Warner if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

                  (d) by Galen if the Warner Board shall have withdrawn or modified in a manner adverse to Galen, or refrained from making the Warner Board Recommendation, or shall have publicly disclosed its intention to change such recommendation, unless Warner is at such time entitled to terminate this Agreement pursuant to any of sub-sections (e),(f), or (k) of this Section 8.01;

                  (e) by Warner, pursuant to and in accordance with Section 6.10(c) and (d);

                  (f) by Warner in the event of any breach of the covenants and/or representations and warranties of Galen contained in this Agreement which has a Material Adverse Effect on Galen (and for this purpose a breach of representation/warranty shall be regarded as having a Material Adverse Effect on Galen if the actual state of affairs, when compared to the position as represented/warranted, amounts to a change having such a Material Adverse Effect) ;

                  (g) by Warner if the Galen Shareholder Approval has not been obtained on or prior to October 31, 2000;

                  (h) by Warner if the Galen Board shall have withdrawn or modified in a manner adverse to Warner, or refrained from making the Galen Board Recommendation, or shall have publicly disclosed its intention to change such recommendation, unless Galen is at such time entitled to terminate this Agreement pursuant to any of sub-sections (i), (j)or (l) of this Section 8.01;

                  (i) by Galen in the event of any breach of the covenants and/or representations and warranties of Warner contained in this Agreement which has a material adverse effect on Warner (and for this purpose a breach of representation/warranty shall be regarded as having a Material Adverse Effect on Warner if the actual state of affairs, when compared to the position as represented/warranted, amounts to a change having such a Material Adverse Effect);

                  (j) by Galen if the Warner Shareholder approval as referred to in Section 7.01 (f) (i) and (ii) has not occurred on or prior to October 31, 2000;

                  (k) by Warner if (otherwise than as referred to in sub-section
(f) of this Section 8.01), there shall have occurred a change, condition, event or development that would constitute a Material Adverse Effect on Galen;

                  (l) by Galen if (otherwise than as referred to in sub-section
(i) of this Section 8.01), there shall have occurred a change, condition, event or development that would constitute a Material Adverse Effect on Warner; and

                  (m) by Warner if CSFB shall have withdrawn its written fairness opinion referred to in Section 1.01(d) hereof.


In the event that the Scheme does not become effective as a result of a failure of any of the conditions set forth in Article VII hereof to be satisfied or (where applicable) waived, within the time provided by Article VII, this Agreement shall terminate automatically. For the avoidance of doubt, if this Agreement terminates pursuant to this provision due to non-satisfaction or (where applicable) waiver of the Galen Shareholder approval condition set forth in Section 7.01(c) (unless Galen is at the time entitled to terminate this Agreement pursuant to any of sub-sections 8.01(i) or (l)), or the Warner Shareholder approval conditions set forth in Section 7.01(f)(i) and (ii) (unless Warner is at the time entitled to terminate this Agreement pursuant to sub-section 8.01(f) or (k)), such termination shall be treated in the same manner as if notice of termination had been given pursuant to Section 8.01(g) or
(j), as the case may be and the corresponding provisions of Section 8.02(c) or, as the case may be, (e) shall apply accordingly.


            SECTION 8.02 Effect of Termination; Fees and Expenses.

                  (a) In the event of the termination of this Agreement pursuant to

Section 8.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party or its directors, officers or shareholders, other than as provided by this Section 8.02 and Sections 6.06,
8.03 and 8.04 and Articles IX and X, which shall survive any such termination. In the event of such termination, the provisions of this Section 8.02 shall constitute the sole and exclusive remedies of the parties, provided always that nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement. Following such termination the sole remedy for breach of this Agreement (other than Section 6.06) shall lie in damages, provided that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then in addition to damages for such breach, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for its respective costs, fees and expenses of its counsel, accountants, financial advisers and other experts and advisers incident to negotiation and preparation of this Agreement.

                  (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                  (c) Notwithstanding any provision in this Agreement to the contrary, if this Agreement terminates pursuant to Section 8.01(d), (e), or (unless Warner is at the time entitled to terminate this Agreement pursuant to sub-section (f) or (k) of Section 8.01) (m), Warner shall pay to Galen on demand a sum equivalent to the reasonable and documented costs and expenses incurred by Galen in connection with this Agreement and all matters provided for or referred to herein, including but not limited to the fees and expenses of its lawyers and merchant banking advisors and any value added tax or similar tax on any such costs and expenses (which shall include any fees payable in respect of the facility arrangement put in place by Galen prior to the date of this Agreement pursuant to its obligations under section 6.13(c) of this Agreement), provided that the aggregate amount payable pursuant to this Section 8.02(c) shall not exceed US$4.25 million. The provisions of this sub-section (c) shall also apply if this Agreement terminates pursuant to Section 8.01(j) (unless, the average of the closing middle market prices for one Galen Share as reflected by the London Stock Exchange Daily Official List for the three Business Days prior to the date of the Court Meeting and the Warner EGM (or the later of the two if different) is less than or equal to 75% of the average of such closing middle market prices for the 3 Business Days ended May 3, 2000).

                  (d) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated by Warner or Galen (as the case may be) pursuant to Section 8.01(d), (e) or (unless Warner is at the time entitled to terminate this Agreement pursuant to sub-section (f) or (k) of
Section 8.01) (m), Warner shall pay to Galen the sum of US$4.25 million (the "Termination Fee") in cash, such payment to be made promptly, but in no event later than the fifth Business Day following any such termination; provided, however, that any amount payable under this Section 8.02(d) shall be reduced by the aggregate amount required to be paid by Warner pursuant to Section 8.02(c) above.

                  (e) (i) Notwithstanding any provision in this Agreement to the contrary, if this Agreement terminates pursuant to Section 8.01(g) or (h) (unless Galen is at the time entitled to terminate this Agreement pursuant to sub-section (i) or (l) of Section 8.01), Galen shall pay to Warner on demand a sum equivalent to the reasonable and documented costs and expenses incurred by Warner in connection with this Agreement and all matters provided for or referred to herein, including but not limited to the fees and expenses of its lawyers and merchant banking advisors and any value added tax or similar tax on any such costs and expenses, provided that the aggregate amount payable pursuant to this Section 8.02(e) shall not exceed US$4.25 million.

                      (ii) In addition, if this Agreement terminates pursuant to
Section 8.01(h) (except as referred to in Section 8.02 (e)(i)) then Galen shall pay to Warner such additional amount if any as, when added to the sum referred to in Section 8.02(e)(i) shall be equal to the Termination Fee.

                  (f) If both parties are entitled to terminate this Agreement in accordance with Section 8.01(g) or (j) (as applicable) then, notwithstanding any provision of this Section 8.02, neither party will be obligated to pay any of the expenses of the other party or the Termination Fee.

                  (g) The parties acknowledge that the agreements contained in Sections 8.02(c), (d) and (e) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Galen, on the one hand, and Warner, on the other, would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this
Section 8.02, (i) the party failing so to pay shall pay interest on such amounts at the prime rate announced by the Chase Manhattan Bank, in effect on the date the Termination Fee (or fees and expenses) were due to be paid in accordance with this Agreement, and (ii) if in order to obtain such payment a party commences a suit or takes other action which results in a judgment or other binding determination against such party for the fees and expenses in Sections 8.02(c) or 8.02(e) hereof or the Termination Fee, the non-paying party shall also pay to the party entitled to receive payment thereunder (as the case may be) its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

            SECTION 8.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

            SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           ARTICLE IX -- MISCELLANEOUS

            SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement, or past breaches thereof, shall not survive beyond the Effective Time. Notwithstanding the foregoing, the covenants set forth herein shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

            SECTION 9.02   Entire Agreement; Assignment.

                  (a) This Agreement (including the documents and the instruments referred to herein) and the confidentiality agreements entered into by the parties prior to the date of this Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

            SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:


            If to Galen:      Galen Holdings Plc
                              Seagoe Industrial Estate
                              Craigavon
                              Northern Ireland
                              BT63 5UA

            Attention:        Company Secretary
            Fax:              00 44 1762-331-500
            with copies to:   Ashurst Morris Crisp
                              Broadwalk House
                              5 Appold Street
                              London EC2A 2HA

            Attention:        Steven Fox
            Fax:              00 44-207-972-7990

            and:              Latham & Watkins
                              99 Bishopsgate
                              London EC2M 3XF

            Attention:        Mark Stegemoeller
            Fax:              00 44-207-374-4460

            If to Warner:     Warner Chilcott, PLC
                              Rockaway
                              NJ 07868
                              USA

            Attention:        General Counsel
            Fax:              001-973-442-3316

            with a copy to:   Kirkland & Ellis
                              153 East 53rd Street
                              New York
                              NY 10022-4675

            Attention:        Frederick Tanne
            Fax:              001-212-446-4900

            and               Macfarlanes
                              10 Norwich Street
                              London EC4A 1BD

            Attention:        Mary Leth
            Fax:              00 44-207-831-9607

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

            SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or otherwise.

            SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 6.06 and 6.07 nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            SECTION 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                            ARTICLE X -- DEFINITIONS

            SECTION 10.01 Certain Definitions. As used in this Agreement unless the context requires otherwise:

            "ADRs" shall mean American Depositary Receipts.

            "Affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

            "Acquisition" has the meaning given thereto in the preamble hereof.

            "Agreement" has the meaning given thereto in the preamble hereof.

            "Amendments" has the meaning given thereto in the preamble hereof.

            "Antitrust Laws" has the meaning given thereto in Section 6.05(b) hereof.

            "Business Day" means any day other than a Saturday, Sunday or public holiday in New York or the United Kingdom.

            "Capital Reduction" has the meaning given thereto in Section
1.01(b).

            "Code" has the meaning given thereto in the preamble hereof.

            "Competing Transaction" has the meaning given thereto in Section 6.10(a) hereof.

            "Confidentiality Agreement" has the meaning given thereto in Section 9.02(a) hereof.

            "Court" has the meaning given thereto in the preamble hereof.

            "Court Meeting" has the meaning given thereto in Section 1.01(b) hereof.

            "CSFB" has the meaning given thereto in Section 1.01(d) hereof.

            "Depositary" has the meaning given thereto in the preamble hereof.

            "Effective Date" has the meaning given thereto in the Scheme.

            "Effective Time" has the meaning given thereto in the Scheme.

            "Employee Arrangements" has the meaning given thereto in Section
6.07 hereof.

            "Employment Agreements" means employment agreements and option rollover agreements between Galen or one of its Subsidiaries and each of (i) Roger M. Boissonneault and (ii) Paul Herendeen, together with a severance agreement between Mr Andress and Warner or one of its subsidiaries in respect of Mr Andress's current employment contract with Warner;

            "Environmental Laws" has the meaning given thereto in Section 4.15 hereof.

            "ERISA" has the meaning given thereto in Section 4.12(a) hereof.

            "ERISA Affiliate" has the meaning given thereto in Section 4.12(d) hereof.

            "Exchange Act" has the meaning given thereto in Section 1.02(b) hereof.

            "FDA" has the meaning given thereto in Section 4.21 hereof.

            "Final Court Order" has the meaning given thereto in Section 1.01(e) hereof.

            "Galen" has the meaning given thereto in the preamble hereof.

            "Galen ADSs" has the meaning given thereto in the preamble hereof.

            "Galen Board" has the meaning given thereto in Section 1.02(e) hereof.

            "Galen Board Recommendation" has the meaning given thereto in
Section 1.02(d) hereof.

            "Galen Disclosure Letter" has the meaning given thereto in Article V hereof.

            "Galen Leases" has the meaning given thereto in Section 5.18(b) hereof.

            "Galen Material Contracts" has the meaning given thereto in Section
5.19 hereof.

            "Galen Meeting" has the meaning given thereto in Section 1.02(c) hereof.

            "Galen Memorandum and Articles" has the meaning given thereto in
Section 5.01(a) hereof.

            "Galen Owned Property" has the meaning given thereto in Section 5.18(a) hereof.

            "Galen Permits" has the meaning given thereto in Section 5.08 hereof.

            "Galen Public Documents" has the meaning given thereto in Section
5.05 hereof.

            "Galen Representatives" has the meaning given thereto in Section
6.03 hereof.

            "Galen Shareholders" has the meaning given thereto in Section 1.02(c) hereof.

            "Galen Shares" has the meaning given thereto in the preamble hereof.

            "Galen Shareholder Agreement" has the meaning given thereto in the preamble hereof.

            "Galen Shareholder Approval" has the meaning given thereto in
Section 1.02(c) hereof.

            "Galen Stock Plans" has the meaning given thereto in Section 5.02(a) hereof.

            "Governmental Entity" has the meaning given thereto in Section 4.04 hereof.

            "HSR Act" has the meaning given thereto in Section 4.04 hereof.

            "Indemnified Parties" has the meaning given thereto in Section 6.08(a) hereof.

            "Intellectual Property Rights" has the meaning given thereto in
Section 4.14 hereof.

            "Ireland" unless preceded by the word "Northern" means the Republic of Ireland and "Irish" shall be construed accordingly.

            "Irish Companies Act" has the meaning given thereto in the preamble hereof.

            "Irish Law" has the meaning given thereto in the preamble hereof.

            "IRS" means the US Internal Revenue Service.

            "ISE" means the Irish Stock Exchange.

            "Knowledge of Galen" has the meaning given thereto in Section 5.08 hereof.

            "Knowledge of Warner" has the meaning given thereto in Section 4.08 hereof.

            "Laws" has the meaning given thereto in Section 4.21 hereof.

             "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, pledges, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations on the use of real or personal property, whether or not they constitute specific or floating charges.

            "Listing Particulars" has the meaning given thereto in Section 1.02(c) hereof.

            "Listing Rules" has the meaning given thereto in Section 1.02(c) hereof.

            "LSE" has the meaning given thereto in Section 1.01(a) hereof.

            "Material Adverse Effect" has the meaning given thereto in Section 4.01(a) hereof.

            "Material Agreement" has the meaning given thereto in Section 4.03(b) hereof.

            "Mergers Act" has the meaning given thereto in Section 7.01(d) hereof.

            "Nasdaq" has the meaning given thereto in Section 1.01(a) hereof.

            "Notes" has the meaning given thereto in Section 6.12(c).

            "Option" has the meaning given thereto in Section 3.01 hereof.

            "Outside Date" has the meaning given thereto in Section 7.01.

            "Pension Plan" has the meaning given thereto in Section 4.12(d) hereof.

            "Period of First Refusal" has the meaning given thereto in Section 6.10(d).

            "Permits" has the meaning given thereto in Section 4.08 hereof.

            "Permitted Liens" has the meaning given thereto in Section 4.19(a) hereof.

            "Per Share Consideration" has the meaning given thereto in the preamble hereof.

            "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act ).

            "Petition" has the meaning given thereto in Section 1.01(e) hereof.

            "Proxy Statement" has the meaning given thereto in Section 1.01 (b) hereof.

            "PS/P" has the meaning given thereto in Section 1.01(g) hereof.

            "Refusal Notice" has the meaning given thereto in Section 6.10(d).

            "Registration Statement" has the meaning given thereto in Section 1.02(b) hereof.

            "Restraints" has the meaning given thereto in Section 7.01(a) hereof.

            "Scheme" has the meaning given thereto in the preamble hereof.

            "Scheme Shareholders" shall mean the registered holders of the Scheme Shares as at the Scheme Record Time (and in relation to any time after the Effective Time, the persons who were the registered holders of the Scheme Shares as at such time, notwithstanding the cancellation of the Scheme Shares).

            "Scheme Shares" has the meaning given thereto in the Scheme.

            "SEC" has the meaning given thereto in Section 1.01(a) hereof.

            "Section 201" has the meaning given thereto in Section 1.01(e) hereof.

            "Securities Act" shall mean the U.S. Securities Act of 1933.

            "State and Foreign Approvals" has the meaning given thereto in
Section 4.04 hereof.

            "Subsidiary" or "Subsidiaries" has the meaning given thereto in
Section 4.01 hereof.

            "Substitute Option" has the meaning given thereto in Section 3.01 hereof.

            "Superior Proposal" has the meaning given thereto in Section
6.10(c).

            "Takeover Statute" has the meaning given thereto in Section 6.12(a).

            "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest penalty, or addition thereto, whether disputed or not.

            "Tax Return" has the meaning given thereto in Section 4.09 hereof.

            "Termination Fee" has the meaning given thereto in Section 8.02(d) hereof.

            "Transactions" has the meaning given thereto in the preamble hereof.

            "U.K. GAAP" has the meaning given thereto in Section 5.05 hereof.

            "U.K. Listing Authority" or "UKLA" has the meaning given thereto in
Section 1.02(c) hereof.

            "U.S. GAAP" has the meaning given thereto in Section 4.05 hereof.

            "Warrants" means the warrants to buy Warner Shares listed in Section 4.02(a) of the Warner Disclosure Letter.

            "Warner" has the meaning given thereto in the preamble hereof.

            "Warner ADSs" has the meaning given thereto in the preamble hereof.

            "Warner Board" has the meaning given thereto in Section 1.01(d) hereof.

            "Warner Board Recommendation" has the meaning given thereto in
Section 1.01(d) hereof.

            "Warner Deferred Shares" has the meaning given thereto in Section 4.02(a) hereof.

            "Warner Disclosure Letter" has the meaning given thereto in Article IV hereof.

            "Warner EGM" has the meaning given thereto in Section 1.01(b) hereof.

            "Warner EGM Resolution" has the meaning given thereto in Section 1.01(b) hereof.

            "Warner Ex-U.S. Pension Plan" has the meaning given thereto in
Section 4.12(e) hereof.

            "Warner Leased Property" has the meaning given thereto in Section 4.19(b) hereof.

            "Warner Leases" has the meaning given thereto in Section 4.19(b) hereof.

            "Warner Material Contracts" has the meaning given thereto in Section
4.20 hereof.

            "Warner Memorandum and Articles" has the meaning given thereto in
Section 4.01(a) hereof.

            "Warner Multiemployer Plan" has the meaning given thereto in Section 4.12(d) hereof.

            "Warner Option Plan" has the meaning given thereto in Section 4.02(a) hereof.

            "Warner Owned Property" has the meaning given thereto in Section 4.19(a) hereof.

            "Warner Permits" has the meaning given thereto in Section 4.08 hereof.

            "Warner Plan" has the meaning given thereto in Section 4.12(d) hereof.

            "Warner Real Property" has the meaning given thereto in Section 4.19(b) hereof.

            "Warner Representatives" has the meaning given thereto in Section 6.03(a) hereof.

            "Warner SEC Documents" has the meaning given thereto in Section 4.05 hereof.

            "Warner Shareholders" means holders of Warner Shares.

            "Warner Shares" has the meaning given thereto in the preamble hereof.

            "Warner Stock Options" has the meaning given thereto in Section 4.02 hereof.

            "Welfare Plans" has the meaning given thereto in Section 4.12(d) hereof.

            "Wholly-owned Subsidiary" has the meaning given thereto in Section 4.01(a) hereof.

            "Worker Safety Laws" has the meaning given thereto in Section 4.15 hereof.

                                    * * * * *

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.
                               GALEN HOLDINGS, PLC



                                    By: /s/ John King
                                       ---------------------------------------
                                       Name: Dr. John King
                                       Title: CEO


                                    WARNER PUBLIC LIMITED COMPANY



                                    By: /s/ Roger M. Boissonneault
                                       ---------------------------------------
                                       Name: Roger M. Boissonneault
                                       Title: COO

DRAFT: 4 MAY 2000                                                   EXHIBIT 2.2


                                 THE HIGH COURT

                                                           2000 NO.         COS


             IN THE MATTER OF WARNER CHILCOTT PUBLIC LIMITED COMPANY

                                       AND

                    IN THE MATTER OF THE COMPANIES ACT, 1963

                              --------------------



                              SCHEME OF ARRANGEMENT
                 (UNDER SECTION 201 OF THE COMPANIES ACT, 1963)

                                     BETWEEN

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                                       AND

                      THE HOLDERS OF WARNER ORDINARY SHARES
    (OTHER THAN GALEN-HELD WARNER ORDINARY SHARES) AND WARNER DEFERRED SHARES
                          (EACH AS HEREINAFTER DEFINED)

                                   Preliminary

(A) In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

       "BUSINESS DAY"        a day (other than a Saturday or Sunday) on which
                             banks are open for business in Dublin, London and New York;

       "COURT"               the High Court of Ireland;

       "COURT MEETING"       the meeting of holders of Warner Ordinary Shares
                             (other than holders of Galen-held Warner Ordinary
                             Shares) convened by
                             direction of the Court pursuant to section 201 of the Companies Act, 1963, including any adjournment thereof;

       "EFFECTIVE DATE"      the date on which the Scheme becomes effective in
                             accordance with its terms;

       "EFFECTIVE TIME"      the time on the Effective Date at which the Scheme
                             becomes effective in accordance with its terms;

       "GALEN" Galen Holdings Public Limited Company, a public limited company incorporated in Northern Ireland on 23 August 1991 under the Companies (Northern Ireland) Order 1986 (as amended), with registered number 25836 ;

       "GALEN SHARES"        ordinary shares of 10p each in the capital of
                             Galen;

       "GALEN-HELD           Warner Ordinary Shares held by or on behalf
       WARNER SHARES"        of Galen or any subsidiary undertaking of Galen;

       "HEARING DATE"        the date on which the Order is made;

       "HOLDER" a registered holder and includes any person(s) entitled by transmission;

       "IRELAND"             the Republic of Ireland;

       "NEW GALEN            the meaning given to that expression in
       SHARES"               Clause 2(A);

       "NEW WARNER           the meaning given to that expression in
       SHARES"               Clause 1(B)(i);

       "ORDER"               the order of the Court sanctioning the Scheme under
                             section 201 of the Companies Act, 1963;

       "PER SHARE            the meaning given to that expression in
       CONSIDERATION"        Clause 2(A);

       "RELEVANT HOLDERS"    holders of Scheme Shares whose names appear in the
                             register of members of Warner at the Scheme Record
                             Time;

       "SCHEME" this scheme in its present form or with or subject to any modification, addition or condition approved or imposed by the Court;

       "SCHEME DEFERRED      Warner Deferred Shares which constitute
       SHARE"                Scheme Shares;

       "SCHEME ORDINARY      Warner Ordinary Shares which constitute
       SHARES"               Scheme Shares;

       "SCHEME RECORD        5.00 p.m. on the business day immediately
       TIME"                 preceding the Effective Date;

       "SCHEME SHARES"      (i)    the Warner Ordinary Shares (excluding any
                                   Galen-held Warner Ordinary Shares) and the
                                   Warner Deferred Shares in issue at the date of this document; and


                            (ii) any Warner Ordinary Shares (excluding any Galen-held Warner Ordinary Shares) issued after the date of this document and prior to the commencement of the Court Meeting or issued after the commencement of the Court Meeting and prior to 5.00 p.m. on the day before the Hearing Date on terms that the original or any subsequent holder thereof shall be bound by the Scheme;

       "SUBSIDIARY           a subsidiary undertaking as that term is
       UNDERTAKING"          defined in Regulation 4 of the European Communities
                             (Companies: Group Accounts) Regulations, 1992;

       "UNITED KINGDOM"      the United Kingdom of Great Britain and Northern
                             Ireland;

       "UNITED STATES"       the United States of America;

       "WARNER" Warner Chilcott Public Limited Company, a public limited company incorporated in the Republic of Ireland on 7 July 1992 under the Companies Acts, 1963 to 1990, with registered number 191050;

       "WARNER DEFERRED      deferred  shares  of  IRPound Sterling1  each  in
       SHARES"               the capital  of Warner;

       "WARNER ORDINARY      ordinary shares of $0.05 each in the capital
       SHARES"               of Warner;

       "$"                   United States dollars;

       "POUND STERLING"
       AND "P"               pounds and pence sterling;

       "IR POUND STERLING"
       AND "IR"              Irish pounds and pence.


(B) The authorised share capital of Warner is US$2,500,000 and IRPound Sterling30,000 divided into 50,000,000 Warner Ordinary Shares and
        30,000 Warner Deferred Shares of which as at close of business on
           2000 (the last practicable date before publication of this
        document)    Warner Ordinary Shares and 30,000 Warner Deferred
        Shares were in issue and were fully paid or credited as fully paid and the remainder of the Warner Ordinary Shares were unissued.

(C) The authorised share capital of Galen is Pound Sterling 17,000,000 divided into 170,000,000 Galen Shares of which as at close of
        business on    2000 (the last practicable date before publication
        of this document)    Galen Shares were in issue and were fully paid
        or credited as fully paid and the remainder of the Galen Shares were unissued.

(D)     Galen holds one Warner Ordinary Share and no Warner Deferred Shares.

(E) The holders of the 30,000 issued Warner Deferred Shares have agreed to be bound by the Scheme.

(F) James Andress, Roger M. Boissonneault and Paul Herendeen (the "Excluded Officers"), being officers of Warner, have beneficial
        interests in    ,    and Warner Ordinary Shares respectively;
        and each of the Excluded Officers has agreed to procure that the voting rights attaching to the Warner Ordinary Shares in which he or she has an interest will not be exercised at the Court Meeting and that such shares shall not be represented at that meeting and has further agreed in respect of those shares that, subject to the Scheme becoming effective as described in Clause 5(A), he or she will be bound by the Scheme and he or she will execute and do or procure to be executed and done all such documents, acts and things as may be necessary to be executed or done by him or her for the purpose of giving effect to the Scheme.

(G) Galen has agreed to appear by Counsel on the hearing of the petition to sanction the Scheme and to undertake to the Court that, subject to the Scheme having become effective, it will be bound thereby and will execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

THE SCHEME

1.   CANCELLATION OF SCHEME SHARES

    (A) At the Effective Time, the share capital of Warner shall be reduced b the cancellation and extinguishment of the Scheme Shares.

    (B) Forthwith and contingently upon the reduction of capital referred to in Clause 1(A) taking effect:



          (i) the share capital of Warner shall be increased to its former amount by the creation of such number of new Warner
                    Ordinary Shares and new Warner Deferred Shares (collectively "New Warner Shares") as shall be requisite so to do, such New Warner Shares to confer the same respective rights and be subject to the same respective restrictions as the Scheme Shares of the same class; and

          (ii) Warner shall apply the reserve arising as a result of such reduction of capital in paying up in full the New Warner Shares which shall be allotted and issued credited as fully paid to Galen and/or its nominee(s).


2.  CONSIDERATION FOR THE CANCELLATION OF SCHEME SHARES

    (A) In consideration for the cancellation of the Scheme Shares, Galen shall allot and issue new Galen Shares credited as fully paid ("New Galen Shares") to and amongst the Relevant Holders of Scheme Shares on the following basis:

          (i)       for each Scheme          2.5 New Galen Shares
                    Ordinary Share           (the" PER SHARE CONSIDERATION");

          provided that no fractional New Galen Shares shall be issued to any such Relevant Holder of Scheme Ordinary Shares and if but for this provision any such Relevant Holder would be entitled to a fractional New Galen Share such fractional entitlement shall be rounded down to a whole share which shall be allotted and issued to such Relevant Holder; and

          (ii)      for all the Scheme      one New Galen Share
                    Deferred Shares         which shall be allotted and issued
                                            to the holders of the Scheme
                                            Deferred Shares
                                    jointly;

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


       (B) If, between 4 May 2000 and the Effective Time, Galen Shares shall be changed into a different number of hares or a different class of shares by reason of any reclassification, consolidation, subdivision or cancellation or if a capitalization issue of shares to the holders of Galen Shares shall be declared with a record date within such period (in any such case a "Galen Share Adjustment"), then the Per Share Consideration shall be adjusted appropriately so as to maintain the respective proportional interests of holders of Scheme Ordinary Shares in the outstanding Galen Shares in effect immediately prior to the Galen Share Adjustment.

       (C)   If, between 4 May 2000 and the Effective Time, the Warner
             Ordinary Shares shall be changed into a different number of shares or a different class of shares by reason of any reclassification, consolidation, subdivision or cancellation (other than the cancellation contemplated by Clause 1) or if a capitalization issue of shares to the holders of Warner Ordinary Shares (other than the issue of New Warner contemplated by Clause 1 (B)(ii)) shall be declared with a record date within such period (in any such case a "Warner Share Adjustment"), then the Per Share Consideration shall be adjusted appropriately so as to maintain the proportional interests of holders of Scheme Ordinary Shares in the outstanding Galen Shares in effect immediately prior to the Warner Share Adjustment.

3.      ALLOTMENT AND ISSUE OF NEW GALEN SHARES

       (A) The New Galen Shares shall rank pari passu with all ther Galen Shares in issue on the Effective Date and shall rank for all dividends or distributions made, paid or declared thereon by reference to a record date following the Effective Date.

       (B) Immediately after the Scheme becomes effective, Galen shall make all such allotments of and shall issue such New Galen Shares as are required to be issued by it to give effect to the Scheme to the persons respectively entitled thereto. The New Galen Shares to which the Relevant Holders are entitled shall be issued in certificated form and, provided that such shares are still held in certificated form immediately prior to the dispatch of such certificates, share certificates for those shares shall be dispatched, shall be within 14 days of the Effective Date.

       (C) All deliveries of notices and documents of title required to be made by the Scheme shall be effected by posting the same in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses as appearing in the relevant register of members (or, in the case of joint holders, to the ddress of that one of the joint holders whose name stands first in the said register of members in respect of the joint holding) immediately prior to the date of their dispatch or to such other addresses (if any) as such persons may respectively direct in writing.

       (D) Neither Warner nor Galen shall be responsible for any loss or delay in the transmission of the documents of title posted in accordance with Clause 3(C) which shall be posted at the risk of the addressee.

       (E)    Prior to the issue of share certificates representing   New Galen
              Shares to Relevant Holders pursuant to Clause 3(B), such Relevant Holders wishing to register fers of the New Galen Shares issued to them pursuant to the Scheme will be required to produce their existing certificates representing Scheme Shares to Galen's registrar. After the issue of such certificates senting New Galen Shares, every Relevant Holder who t already produced his or her existing certificates to Galen's registrar shall be bound on the request of Warner to deliver up to Warner, or to any .person appointed by Warner to receive the same, the xisting certificate
              (s) for his or ] her Scheme Shares, which will have ceased to be of value, for cancellation.

       (F) All New Galen Shares issued upon cancellation of the Scheme Shares in accordance with Clause 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Scheme Shares.

       (G)    Neither Galen nor Warner shall be liable to any Relevant
              Holder for any New Galen Shares or cash delivered to a public official in compliance with any law permitting attachment of money or property or similar law.

4.     PAYMENT MANDATES

       Each mandate in force at the Effective Time relating to the payment of dividends on any Scheme Shares and other instructions given to Warner by holders of Warner Ordinary Shares shall, unless and until revoked, be deemed as from the Effective Time to be an effective mandate or instruction to Galen in relation to the corresponding of New Galen Shares to be allotted and issued pursuant to the Scheme.

5.     OPERATION OF THE SCHEME

       (A) The Scheme shall become effective as soon as an office copy of the Order shall have been duly delivered by Warner to the Registrar of Companies in Ireland for registration and an office copy of the order of the Court under section 74 of the Companies Act, 1963 confirming the reduction of capital provided for by the Scheme and a copy of the minute required by section 75 of that Act shall have been duly delivered by Warner to the Registrar of Companies for registration and registered by him.

       (B)    Unless the Scheme shall become effective on or before 29
              December 2000 or such later date, if any, as Warner and Galen may agree and Court may allow, the Scheme shall never become effective.

       (C) Warner and Galen may but neither shall be required to consent jointly on behalf of all persons concerned to any modification of or addition to the Scheme or to any condition which the Court may approve or impose.

6.     COSTS

       Warner is authorised and permitted to pay all of its costs and expenses relating to the negotiation, preparation and implementation of the Scheme.

        2000

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